Exhibit 10.2

EXECUTION VERSION

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Fourth Amendment”) is made and entered into as of the 16th day of April, 2024, by and among JAMES RIVER GROUP HOLDINGS, LTD. (the “Parent”), JRG REINSURANCE COMPANY LTD., a Bermuda company, and BMO BANK N.A. (formerly known as BMO Harris Bank N.A.), as Lender (“Lender”).

Recitals:

A.            The Parent, JRG Reinsurance Company Ltd., a regulated insurance company domiciled in Bermuda (“JRG Re”) and the Lender are the parties to that certain Credit Agreement dated as of August 2, 2017 (as amended by the First Amendment dated as of November 8, 2019, by the Second Amendment dated as of February 18, 2022 and by the Third Amendment dated as of January 27, 2023 and as otherwise previously amended, supplemented or otherwise modified, the “Credit Agreement”), pursuant to which, inter alia, the Lender agreed, subject to the terms and conditions thereof, to advance Loans and to issue Letters of Credit.

B.            The Parent, JRG Re and the Lender entered into that certain Consent Agreement, dated as of November 8, 2023, pursuant to which the Lender (i) consented to the Parent’s sale of Parent’s Equity Interest in JRG Re, (ii) agreed to amend the Credit Agreement to (a) release JRG Re as a Borrower under the Credit Agreement, (b) release all collateral pledged by JRG Re, and (iii) make certain other amendments to the Loan Documents as necessary.

C.            As of the date hereof, the Secured Letters of Credit set forth on Exhibit A attached hereto have been issued by the Lender for the account of JRG Re and are currently outstanding (the “Outstanding Letters of Credit”).

D.            The Parent and the Lender have agreed (i) to release JRG Re as a Borrower, (ii) to release all collateral pledged by JRG Re, and (iii) to make certain other changes to the Credit Agreement as set forth herein.

Agreements:

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual agreements hereinafter set forth, the Parent and the Lender intending to be legally bound, hereby agree as follows:

1.             Definitions; Interpretation.

(a)            Terms Defined in Credit Agreement. All capitalized terms used in this Fourth Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

(b)            Interpretation. The rules of interpretation set forth in Section 1.03 of the Credit Agreement shall be applicable to this Fourth Amendment and are incorporated herein by this reference.

2.             Amendments to the Credit Agreement.

(a)            Upon satisfaction of the conditions set forth in Section 3 hereof, the Credit Agreement (other than the Schedules thereto) is hereby amended to delete the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated in the same manner as the following example: double-underlined text) as set forth on Exhibit B hereto.

3.            Amendment Effective Date; Conditions Precedent. The amendments set forth in Section 2, above, shall not be effective unless and until the date on which all of the following conditions precedent have been satisfied (such date of effectiveness being the “Fourth Amendment Effective Date”):

(a)            Parent’s Certifications. On the Fourth Amendment Effective Date, after giving effect to the amendments set forth in Paragraph 2, above, the Parent hereby certifies that (i) no Default exists, (ii) the representations and warranties of the Parent under Article 3 of the Credit Agreement are true and correct in all material respects as of the Fourth Amendment Effective Date (unless and to the extent that any such representation and warranty is stated to relate solely to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date), (iii) the execution, delivery and performance of this Fourth Amendment has been authorized by all necessary corporate or company action, and (iv) there has not been any transfer of assets to JRG Re from any other Loan Party between November 8, 2023 and the date hereof outside of the ordinary course of business or other than as may be contemplated pursuant to the terms of the Stock Purchase Agreement dated as of November 8, 2023 between the Parent and Fleming Intermediate Holdings LLC.

(b)            Fourth Amendment. The Lender shall have received from the Parent and JRG Re a counterpart of this Fourth Amendment signed on behalf of such party.

(c)            Guarantor Confirmation. James River shall have executed and delivered to the Lender a confirmation of its Payment Guaranty in form and substance reasonably satisfactory to the Lender.

(d)            Standby Letter of Credit; Cash Collateral. The Lender shall have received Cash Collateral or one or more standby letters of credit in an aggregate face amount of not less than 105% of the aggregate face amount of the Outstanding Letters of Credit from Comerica Bank or other letter of credit issuer acceptable to the Lender naming the Lender as beneficiary of such standby letter(s) of credit.

(e)            Fees and Expenses. The Parent shall have paid or caused to be paid to the Lender all fees and other amounts due and payable on or prior to the Fourth Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable and documented fees, charges and disbursements of counsel to the Lender) required to be reimbursed or paid by the Parent hereunder or under any other Loan Document.

4.              No Other Modifications. Except as expressly provided in this Fourth Amendment, all of the terms and conditions of the Credit Agreement and the other Loan Documents remain unchanged and in full force and effect.

5.              Release of JRG Re from the Credit Agreement and Loan Documents.

(A)            Subject to the terms, conditions and limitations of this Fourth Amendment, including, without limitation, Section 3, above, the Lender hereby releases and discharges JRG Re from any and all of its obligations, liabilities, terms and conditions arising under, or related to, the Credit Agreement or any other of the Loan Documents, including, without limitation, that certain Pledge and Security Agreement dated as of August 2, 2017 between JRG Re and the Lender. Accordingly, effective as of the Fourth Amendment Effective Date: (i) JRG Re shall automatically be so released and will no longer be, or deemed to be, a Borrower or a Loan Party; and (ii) any and all security interests and liens of the Lender with respect to JRG Re’s assets will be automatically terminated and released. On the Fourth Amendment Effective Date, and from time to time thereafter, the Lender will execute and deliver such documents, file such terminations and/or releases, and take such other actions, as the Parent and/or JRG Re may reasonably request to evidence the release of security interests and liens and the other transactions effected by this Fourth Amendment.

(B)            The release provided for pursuant to paragraph (A), above, (i) is limited to its express terms, (ii) shall not be deemed to be a consent to any other action of the Parent or its Subsidiaries, (iii) is not intended to, and shall not, establish any course of dealing between or among any or all of the Parent, its Subsidiaries, and the Lender that is inconsistent with the express terms of the Credit Agreement, and (iv) shall not be construed as an agreement or understanding by the Lender to grant any other consent or other accommodation in the future with respect to any provision of the Credit Agreement or any of the other Loan Documents.

(C)            The Parent agrees that it has no defenses, set offs or counterclaims against and waives and releases and forever discharges the Lender, its respective officers, directors, attorneys, agents and employees from any liability, damage, claim, loss or expense of any kind that the Parent has against the Lender arising out of or relating to the Loan Documents or the obligations thereunder.

(D)            The Lender hereby consents to the Parent’s sale of Parent’s Equity Interest in JRG Re notwithstanding the occurrence of the Event of Default under Section 7.01(d) of the Credit Agreement as a result of JRG Re failing to maintain a Best Rating of at least “A-”, in violation of Section 6.15 of the Credit Agreement

6.            Confirmation of Obligations. The Parent hereby affirms as of the date hereof all of Debt and other obligations (whether Debt and obligations of JRG Re or the Parent to the Lender under and pursuant to the Credit Agreement and each of the other Loan Documents and that such Debt and other obligations are owed to the Lender by the Parent according to their respective terms. The Parent hereby affirms as of the date hereof that there are no claims or defenses to the enforcement by the Lender of the Debt and other obligations of the Parent to it under and pursuant to the Credit Agreement or any of the other Loan Documents.

7.            Governing Law; Binding Effect. THIS FOURTH AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

8.            Counterparts. This Fourth Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Any party hereto may execute and deliver a counterpart of this Fourth Amendment by delivering by facsimile or email transmission a signature page of this Fourth Amendment signed by such party, and any such facsimile or email signature shall be treated in all respects as having the same effect as an original signature. Any party delivering by facsimile or email transmission a counterpart executed by it shall promptly thereafter also deliver a manually signed counterpart of this Fourth Amendment.

9.             Miscellaneous.

(a)           This Fourth Amendment shall be a Loan Document.

(b)           The invalidity, illegality, or unenforceability of any provision in or obligation under this Fourth Amendment in any jurisdiction shall not affect or impair the validity, legality, or enforceability of the remaining provisions or obligations under this Fourth Amendment or of such provision or obligation in any other jurisdiction.

(c)            This Fourth Amendment and all other agreements and documents executed in connection herewith have been prepared through the joint efforts of all of the parties. Neither the provisions of this Fourth Amendment or any such other agreements and documents nor any alleged ambiguity shall be interpreted or resolved against any party on the ground that such party’s counsel drafted this Fourth Amendment or such other agreements and documents, or based on any other rule of strict construction. Each of the parties hereto represents and declares that such party has carefully read this Fourth Amendment and all other agreements and documents executed in connection herewith and therewith, and that such party knows the contents thereof and signs the same freely and voluntarily. The parties hereby acknowledge that they have been represented by legal counsel of their own choosing in negotiations for and preparation of this Fourth Amendment and all other agreements and documents executed in connection therewith and that each of them has read the same and had their contents fully explained by such counsel and is fully aware of their contents and legal effect.

(d)            Section headings herein are for convenience of reference only, are not part of this Fourth Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Fourth Amendment.

10.            Waiver of Jury Trial. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS FOURTH AMENDMENT AND ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[No additional provisions are on this page; the page next following is the signature page.]

IN WITNESS WHEREOF, the Parent, JRG Re and the Lender have hereunto set their hands as of the date first above written.

PARENT

JAMES RIVER GROUP HOLDINGS, LTD.

By:	/s/ Sarah Doran
Name: Sarah Doran
Title: Chief Financial Officer

[Signature Page to Fourth Amendment to Credit Agreement]

LENDER

BMO BANK N.A.

By:	/s/ Benjamin Mlot
Name: Benjamin Mlot
Title: Director

Signature Page to Fourth Amendment

Acknowledged and agreed:

JRG REINSURANCE COMPANY LTD.

By:	/s/ Allan Defante
Name: Allan Defante
Title: Chief Financial Officer

[Signature Page to Fourth Amendment to Credit Agreement]

EXHIBIT A

Outstanding Letters of Credit

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

EXHIBIT B

Conformed Credit Agreement

Conformed through the ~~Third~~Fourth Amendment to the Credit Agreement

CREDIT AGREEMENT

dated as of

August 2, 2017

among

JAMES RIVER GROUP HOLDINGS, LTD.

as Borrower

and

~~JRG REINSURANCE COMPANY LTD.,~~

~~as Borrowers~~

~~and~~

BMO ~~HARRIS~~ BANK N.A.,

as Lender

Page

ARTICLE 1	DEFINITIONS	1

Section 1.01	Defined Terms	1
Section 1.02	Classification of Loans and Borrowings	~~24~~28
Section 1.03	Terms Generally	2428
Section 1.04	Accounting Terms; Changes in GAAP	~~24~~29
Section 1.05	Divisions	30
Section 1.06	Rates	30

ARTICLE 2	THE CREDITS	~~26~~31

Section 2.01	Facilities	~~26~~31
Section 2.02	Loans	2631
Section 2.03	Requests to Borrow Loans	2732
Section 2.04	[Reserved]	2733
Section 2.05	Letters of Credit	2733
Section 2.06	Funding of Loans	2935
Section 2.07	Interest Elections	2935
Section 2.08	[Reserved]	3036
Section 2.09	Payment at Maturity; Evidence of Debt	~~31~~36
Section 2.10	Optional and Mandatory Prepayments	~~31~~37
Section 2.11	[Reserved]	~~32~~38
Section 2.12	Fees	~~32~~38
Section 2.13	Interest	~~32~~38
Section 2.14	~~Alternate Rate of Interest  33~~Benchmark Replacement Setting	39
Section 2.15	Increased Costs; Capital Adequacy	~~34~~41
Section 2.16	Break Funding Payments	~~35~~42
Section 2.17	Taxes	~~35~~42
Section 2.18	Payments Generally	~~37~~44
Section 2.19	[Reserved]	~~37~~45
Section 2.20	[Reserved]	3745
Section 2.21	Lender’s Obligation to Mitigate	~~37~~45
Section 2.22	Illegality	~~38~~45

ARTICLE 3	REPRESENTATIONS AND WARRANTIES	~~38~~45

Section 3.01	Organization; Powers	3845
Section 3.02	Authorization; Enforceability	~~38~~46
Section 3.03	Governmental Approvals; No Conflicts	3946
Section 3.04	Financial Statements; No Material Adverse Change	~~39~~46
Section 3.05	Insurance Licenses	4047
Section 3.06	Parent Subsidiaries	4047
Section 3.07	Litigation	~~40~~48
Section 3.08	Compliance with Laws and Agreements; Anti-Terrorism Laws	~~41~~48
Section 3.09	Investment Company Status	~~42~~49
Section 3.10	Taxes	~~42~~49
Section 3.11	Material Debt Agreements and Liens	~~42~~49

(continued)

Page

Section 3.12	Environmental Matters	~~42~~50
Section 3.13	Equity Obligations	~~43~~50
Section 3.14	No Reliance	~~43~~50
Section 3.15	ERISA	~~43~~50
Section 3.16	Regulation U	~~44~~51
Section 3.17	Disclosure	~~44~~51
Section 3.18	Solvency	~~44~~52
~~Section 3.19~~	~~Insurance Act~~	~~44~~

ARTICLE 4	CONDITIONS	~~44~~52

Section 4.01	Closing Date	~~44~~52
Section 4.02	Conditions to Initial Utilization and Each Subsequent Utilization	~~46~~54

ARTICLE 5	AFFIRMATIVE COVENANTS	~~47~~55

Section 5.01	Financial Statements and Other Information	~~47~~55
Section 5.02	Insurance Subsidiary Reporting	~~49~~57
Section 5.03	Notice of Material Events	~~50~~58
Section 5.04	Existence; Conduct of Business	~~51~~59
Section 5.05	Payment of Obligations	~~51~~59
Section 5.06	Insurance	~~51~~59
Section 5.07	NAIC Ratio	~~52~~59
Section 5.08	Proper Records; Rights to Inspect	~~52~~60
Section 5.09	Compliance with Laws	~~52~~60
Section 5.10	Use of Proceeds and Letters of Credit	~~52~~60
Section 5.11	Collateral	~~53~~61
Section 5.12	Additional Covenants	61

ARTICLE 6	NEGATIVE COVENANTS	~~53~~61

Section 6.01	Debt; Certain Equity Securities; Prepayments	~~53~~61
Section 6.02	Liens	~~54~~62
Section 6.03	Fundamental Changes	~~55~~64
Section 6.04	Investments, Loans, Advances, Guarantees and Acquisitions	~~56~~65
Section 6.05	Asset Sales	~~57~~66
Section 6.06	Ceded Reinsurance	~~57~~66
Section 6.07	Sale and Leaseback Transactions	~~58~~66
Section 6.08	Restricted Payments	~~58~~67
Section 6.09	Transactions with Affiliates	~~59~~67
Section 6.10	Restrictive Agreements	~~59~~67
Section 6.11	Leverage Ratio	~~60~~68
Section 6.12	Consolidated Net Worth	~~60~~68
Section 6.13	[Reserved]	~~60~~68
Section 6.14	[Reserved]	~~60~~68
Section 6.15	Minimum Best Ratings	6068
Section 6.16	Amendment of Material Documents	~~60~~68

2

(continued)

Page

Section 6.17	Lines of Business	~~61~~69

ARTICLE 7	EVENTS OF DEFAULT	~~61~~69

Section 7.01	Events of Default	~~61~~69
Section 7.02	Application of Proceeds	~~64~~72

ARTICLE 8	[RESERVED]	~~65~~73
ARTICLE 9	MISCELLANEOUS	~~65~~73

Section 9.01	Notices	~~65~~73
Section 9.02	Waivers; Amendments	~~65~~74
Section 9.03	Expenses; Indemnity; Damage Waiver	~~66~~74
Section 9.04	Successors and Assigns	~~67~~75
Section 9.05	USA PATRIOT Act	~~67~~76
Section 9.06	Survival	~~67~~76
Section 9.07	Counterparts; Integration; Effectiveness	~~68~~76
Section 9.08	Severability	~~68~~76
Section 9.09	Right of Setoff	~~68~~77
Section 9.10	Governing Law; Jurisdiction; Consent to Service of Process	~~69~~77
Section 9.11	WAIVER OF JURY TRIAL	~~69~~78
Section 9.12	Headings	~~70~~78
Section 9.13	Confidentiality	~~70~~78
Section 9.14	Interest Rate Limitation	~~70~~79
Section 9.15	[Reserved]	~~71~~79
Section 9.16	Bermuda Law Event	~~71~~79
~~Section 9.17~~	~~Borrower Agent~~	~~71~~

~~ARTICLE 10~~	~~JOINT AND SEVERAL OBLIGATIONS OF BORROWERS~~	~~72~~

EXHIBIT A	PRICING SCHEDULE

~~EXHIBIT B~~	~~ELIGIBLE COLLATERAL~~

3

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is made and entered into as of August 2, 2017 among JAMES RIVER GROUP HOLDINGS, LTD., a Bermuda company, and its successors and permitted assigns, as a Borrower; ~~JRG REINSURANCE COMPANY LTD., a regulated insurance company domiciled in Bermuda, as a Borrower;~~ and BMO ~~HARRIS~~ BANK N.A. (formerly known as BMO Harris Bank N.A.), as Lender.

WHEREAS, the ~~Borrowers have~~Borrower has requested the Lender to provide, and the Lender is willing to provide, a credit facility on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the satisfaction of the terms and conditions set forth in this Agreement, the parties to this Agreement agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01      Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2022 Preferred Equity” means the preferred equity issued by Parent in February 2022 for an aggregate issuance price of up to $150,000,000.

“Accumulated Other Comprehensive Income” or “Accumulated Other Comprehensive Loss” means, as at any date of determination, the amount of Consolidated accumulated other comprehensive income (or loss), as applicable, of the Parent and its Subsidiaries, as reflected on the balance sheet of the Parent as of such date in accordance with GAAP.

“Acquisition” means, with respect to any Person, (i) the purchase by such Person of all or a significant part of a business, division or other business unit conducted by any other Person, whether such purchase is of assets or Equity Interests, (ii) the merger, consolidation or amalgamation of such Person with any other Person or (iii) any transaction that is considered to be a change in control of such Person under the “Insurance Holding Company Systems Act” of the Applicable Insurance Code, to the extent applicable.

“Adjusted Consolidated Debt” means, as of any date, Consolidated Debt of the Parent of the type described in any or all of clauses (a), (b), (c), (d), (e), (h) and (i) of the definition of “Debt”, but:

(i)     as to clause (b) of such definition of Debt, excluding Hybrid Securities, except to the extent that the aggregate amount outstanding on any date of determination of all such Hybrid Securities exceeds an amount equal to fifteen percent (15%) of Total Capitalization on such date (or, if such date is not a Fiscal Quarter-end, as of the end of the Fiscal Quarter most recently ended for which financial statements are required to have been furnished to the Lender pursuant to Section 5.01); and

(ii)    as to clause (i) of such definition of Debt, only to the extent that it is an unpaid obligation in respect of a letter of credit or letter of guaranty that is then due and payable (and not contingent) on such date.

“Adjusted Term SOFR” means for any Available Tenor and Interest Period with respect to a Term SOFR Loan or SOFR Loan, the greater of (a) the sum of (i) Term SOFR for such available Tenor or Interest Period and (ii) the applicable SOFR Index Adjustment, and (b) the Floor.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by or under common Control with such specified Person.

“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus one-half percent (0.50%), (c) the Adjusted Term SOFR for an Interest Period of one month beginning on such day (or if such day is not a Business Day, the most recent Business Day), plus one percent (1.00%) and (d) zero percent (0.00%). Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate will be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable FHLB” means, as to any Domestic Insurance Subsidiary, the Federal Home Loan Bank of which such Domestic Insurance Subsidiary is a member.

“Applicable Insurance Code” means, as to any Insurance Subsidiary or any other Person that is a regulated insurance company, the insurance code or other statute of any state where such Insurance Subsidiary or other Person is domiciled or doing insurance business and any successor statute of similar import, together with the regulations thereunder, as amended or otherwise modified and in effect from time to time. References to sections of the Applicable Insurance Code shall be construed to also refer to successor sections.

“Applicable Insurance Regulatory Authority” means, when used with respect to any Insurance Subsidiary, the insurance department or similar administrative authority or agency located in the state in which such Insurance Subsidiary is domiciled.

“Applicable Rate” means for any day:

(a)            with respect to any Loan that is a SOFR Loan, the applicable rate per annum set forth in the Pricing Schedule in the row opposite the caption “SOFR Margin” and in the column corresponding to the “Pricing Level” that, pursuant to the Pricing Schedule, is in effect for such day; and

(b)            with respect to any Loan that is a Base Rate Loan, the applicable rate per annum set forth in the Pricing Schedule in the row opposite the caption “Base Rate Margin” and in the column corresponding to the “Pricing Level” that, pursuant to the Pricing Schedule, is in effect for such day.

In each case, the “Applicable Rate” will be determined by reference to the Leverage Ratio as provided in the Pricing Schedule; provided that at any time when an Event of Default has occurred and is continuing, such Applicable Rates will be those set forth in the Pricing Schedule as “Pricing Level IV”.

“Assumed Reinsurance” means reinsurance assumed by any Insurance Subsidiary from another Person (other than from another Insurance Subsidiary).

“Availability Rate” means, with respect to any category of Eligible Collateral (as those categories are set forth on Exhibit B hereto), the percentage listed on Exhibit B hereto in the “Availability Rate” column that corresponds to such category of Eligible Collateral.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14.

“Base Rate”, when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Benchmark” means, initially, with respect to any Term SOFR Loan, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Lender and the Borrower ~~Agent~~ as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in Dollars at such time and (b) the related Benchmark Replacement Adjustment, if any; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), if any, that has been selected by the Lender and the Borrower ~~Agent~~ giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Bermuda Law Event” has the meaning specified in Section 9.16.

“Best” means A.M. Best Company, Inc. and its successors and assigns or, if it shall be dissolved or shall no longer assign ratings to insurance companies, then any other nationally recognized insurance statistical rating agency designated by the Lender.

“Best Rating” means, as of any date, the financial strength rating by Best on such date of an Insurance Subsidiary.

“Blocked Person” has the meaning specified in Section 3.08(d).

“Board of Directors” means, the Board of Directors of the Parent or any committee thereof duly authorized to act on behalf of such Board of Directors.

“Borrower” means the Parent ~~and JRG Reinsurance and all references to the “Borrowers” or “Borrower” shall be deemed to refer to the Parent and JRG Reinsurance, collectively or individually~~.

~~“Borrower Agent” means the Parent or such other Person as the Borrowers may from time to time designate to the Lender in writing, in its capacity as the agent of the Borrowers under and pursuant to the provisions of this Agreement and the other Loan Documents.~~

“Borrowing” means Loans under the Unsecured Facility or the Secured Facility, as applicable, of the same Interest Type made, converted or continued on the same day and, in the case of SOFR Loans, as to which the same Interest Period is in effect.

“Borrowing Request” means a request by the Borrower ~~Agent, for and on behalf of the Borrowers~~ in accordance with Section 2.03.

“Business Day” means (a) any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to remain closed and (b) with respect to any matters relating to SOFR Loans, a SOFR Business Day.

“Capital Lease Obligations” of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as capital leases on a balance sheet of such Person. The amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

“Carolina Re” means Carolina Re Ltd., a regulated insurance company domiciled in Bermuda.

“Cash Collateralize” means, to pledge and deposit with or deliver to Lender as collateral for LC Exposure or obligations of the Lender pursuant to documentation in form and substance reasonably satisfactory to the Lender.

“Ceded Reinsurance” means risk that is ceded (whether by co-insurance, reinsurance or equivalent relationship otherwise named) by any Insurance Subsidiary to any other Person (other than to another Insurance Subsidiary), other than Surplus Relief Reinsurance.

“Change in Control” means, the occurrence of any of the following:

(a)            at any time that the Parent ceases to own (directly or indirectly through one or more Subsidiaries the issued and outstanding Equity Interests of which it owns at least 100%), one hundred percent (100%) of all of the issued and outstanding Equity Interests of each other Loan Party;

(b)            at any time that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for the purposes of this clause (b) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than any one or more of the following: (i) 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Parent and (ii) 50% of the aggregate economic interests represented by the issued and outstanding Equity Interests in the Parent;

(c)            during any period of 18 consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of a Loan Party, other than the Parent (together with any new directors (i) whose election by board of directors of such Loan Party was or (ii) whose nomination for election by the Parent was, prior to the date of the proxy or consent solicitation relating to such nomination approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute a majority of the members of the board of directors of such Loan Party then in office;

(d)            during any period of 18 consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors (i) whose election by the by the Board of Directors was or (ii) whose nomination for election by the Parent’s shareholders was, prior to the date of the proxy or consent solicitation relating to such nomination approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute a majority of the members of the Board of Directors then in office; or

(e)            the adoption of a plan relating to the liquidation or dissolution of the Parent or another Loan Party.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any Law, rule or regulation, (b) any change in any Law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) compliance by the Lender (or, for purposes of Section 2.15(b), by any lending office of the Lender or by the Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of Law) of any Governmental Authority made or issued after such date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date on which each of the conditions specified in Section 4.01 is satisfied (or waived in accordance with Section 9.02).

“Closing Date Trust Preferred Securities” means Trust Preferred Securities issued by any of the following Delaware business trusts that are Affiliates of the Parent or any other Subsidiary as of the First Amendment Effective Date: Franklin Holdings II (Bermuda) Capital Trust I, James River Capital Trust I, James River Capital Trust II, James River Capital Trust III, and James River Capital Trust IV.

“CME” means CME Group Benchmark Administration Ltd.

“Collateral Value” means, as of any date, with respect to any category of Eligible Collateral (as those categories are set forth on Exhibit B hereto), an amount equal to (i) the market value on such date of all Eligible Collateral in such category, multiplied by (ii) the Availability Rate for such category.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Base Rate,” the definition of “Business Day,” the definition of “SOFR Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated” means the Parent and its Subsidiaries, taken as a whole in accordance with GAAP, or, where the context requires, another Loan Party and its Subsidiaries, taken as a whole in accordance with GAAP.

“Consolidated Assets” means, as at the date of any determination, the net book value of all assets of the Parent and its Subsidiaries as of such date classified as assets in accordance with GAAP and determined on a Consolidated basis.

“Consolidated Liabilities” means, as at any date of determination, all liabilities of the Parent and its Subsidiaries as of such date classified as liabilities in accordance with GAAP and determined on a Consolidated basis.

“Consolidated Net Worth” means, as at any date of determination, the remainder of (i) all Consolidated Assets (less the net book value of all patents, copyrights, goodwill and similar intangible property) as of such date, (ii) minus all Consolidated Liabilities as of such date and (iii) as applicable, plus Accumulated Other Comprehensive Loss or minus Accumulated Other Comprehensive Income.

“Control” means possession, directly or indirectly, of the power (a) to vote 20% or more of any class of voting Equity Interests of a Person or (b) to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting Equity Interests, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, as applicable, ~~each securities account control agreement dated as of the date hereof, entered into among, as the case may be, JRG Reinsurance or the Parent, the Lender and the securities intermediary party thereto and any other~~any securities account control agreement hereafter entered into among a Loan Party, the Lender and a securities intermediary, in each case, as the same may be confirmed, supplemented, amended or otherwise modified from time to time pursuant and subject to the applicable provisions of this Agreement.

“Current Redeemable Equity” means any preferred stock or other preferred Equity Interests, which in either case, by its terms or upon the happening of any event or condition, is subject to mandatory redemption (except as a result of a change of control or asset sale so long as any rights to payment of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other obligations that are accrued and payable under this Agreement or any other Loan Document ~~and the termination of the Commitments~~) at any time prior to ~~November 8~~July 7, ~~2025~~2027 (as it exists on any date of determination).

“Debt” of any Person means, without duplication:

(a)            all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than unspent cash deposits held in escrow by or in favor of such Person, or in a segregated deposit account controlled by such Person, in each case in the ordinary course of business to secure the performance obligations of, or damages owing from, one or more third parties),

(b)            all obligations of such Person evidenced by bonds, debentures, notes (including, without limitation, Hybrid Securities) or similar instruments,

(c)            all obligations of such Person on which interest charges are customarily paid (other than obligations where interest is levied only on late or past due amounts),

(d)            all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,

(e)            all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business),

(f)            all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed,

(g)             all Guarantees by such Person of Debt of others,

(h)             all Capital Lease Obligations of such Person,

(i)            all unpaid obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than cash collateralized letters of credit to secure the performance of workers’ compensation, unemployment insurance, other social security Laws or regulations, bids, trade contracts, leases, environmental and other statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, obtained in the ordinary course of business),

(j)            all capital stock of such Person which is required to be redeemed or is redeemable at the option of the holder if certain events or conditions occur or exist or otherwise, and

(k)            all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor pursuant to Law or judicial holding as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that contractual provisions binding on the holder of such Debt provide that such Person is not liable therefor; provided that Debt shall not include (i) obligations with respect to insurance policies, annuities, guaranteed investment contracts and similar products underwritten by, or Reinsurance Agreements or Retrocession Agreements entered into by, an Insurance Subsidiary, or (ii) obligations with respect to Surplus Relief Reinsurance ceded by an Insurance Subsidiary in the ordinary course of its business.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions, including foreign, from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” or “$” refers to lawful money of the United States.

“Domestic Insurance Subsidiary” means each Insurance Subsidiary that is a Domestic Subsidiary. As of the First Amendment Effective Date, Falls Lake Fire and Casualty, Falls Lake National, James River Casualty, James River Insurance, and Stonewood Insurance constitute the Domestic Insurance Subsidiaries.

“Domestic Subsidiary” means each Subsidiary that is not a Foreign Subsidiary.

“Eligible Collateral” has the meaning specified on Exhibit B hereto.

“Environmental Laws” means all Laws, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or the effects of the environment on health and safety.

“Equity Interests” means (a) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (b) any Equity Rights in such Person.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent or any Subsidiary, is treated as a single employer under Section 4 14(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (except an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Internal Revenue Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent or any ERISA Affiliate of any liability under any of Sections 4062, 4063, 4064 or 4069 of ERISA; (e) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Parent or any ERISA Affiliate of any liability with respect to withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Events of Default” has the meaning specified in Article 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Taxes” means, with respect to the Lender or other recipient of a payment made by or on account of any obligation of a Loan Party hereunder:

(a)           income or franchise taxes imposed on (or measured by) its net income, receipts, capital or net worth by the United States (or any jurisdiction within the United States), except to the extent that the United States (or any such jurisdiction within the United States) imposes such taxes solely in connection with the Lender’s enforcement of its rights or exercise of its remedies under the Loan Documents, or by the jurisdiction under the Laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located;

(b)           any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above;

(c)            in the case of a Foreign Lender, any United States federal withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(e); and

(d)          any United States federal withholding taxes imposed pursuant to FATCA.

Notwithstanding the foregoing, a withholding tax will not be an “Excluded Tax” to the extent that in the case of designation of a new lending office, it does not exceed the amount for which such Foreign Lender would have been indemnified if it had not designated a new lending office.

“Falls Lake Fire and Casualty” means Falls Lake Fire and Casualty Company, a regulated insurance company domiciled in the State of California.

“Falls Lake National” means Falls Lake National Insurance Company, a regulated insurance company domiciled in the State of Ohio.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as in effect on the date of this Agreement (or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with), and any current or future regulations thereunder or official governmental interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on such Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financial Officer” means the chief financial officer, the president, the chief executive officer or a vice president (whose duties include financial matters) of a Loan Party.

“Financing Transactions” means any one or more of the execution, delivery and performance by a Loan Party of the Loan Documents to which it is to be a party, and the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“First Amendment Effective Date” means November 8, 2019.

“Fiscal Quarter” means a fiscal quarter of the Parent.

“Fiscal Quarter Increase” means, as to any Fiscal Quarter, the sum of (a) the greater of (i) an amount equal to 25% of the Parent’s Consolidated net, after tax earnings (determined in accordance with GAAP) for such Fiscal Quarter and (ii) zero dollars ($0) and (b) an amount equal to 25% of Net Available Proceeds received by the Parent or any of its Subsidiaries in such Fiscal Quarter.

“Fiscal Year” means a fiscal year of the Parent.

“Floor” means a rate of interest equal to zero percent (0.00%) per annum.

“Foreign Lender” means (a) as to a Borrower that is a U.S. Person, a Lender that is not a U.S. Person and (b) as to a Borrower that is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is a resident for Tax purposes.

~~“Floor” means a rate of interest equal to zero percent (0.00%) per annum.~~

“Foreign Subsidiary” means a Subsidiary (which may be a corporation, limited liability company, partnership or other legal entity) organized under the Laws of a jurisdiction outside the United States, and conducting a material portion of its operations outside the United States.

“Fourth Amendment Effective Date” means April 16, 2024.

“Fourth Amendment” means the Fourth Amendment to Credit Agreement dated as of April 16, 2024 by and among Parent, JRG Reinsurance Company Ltd., and the Lender.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred in by the Parent’s independent public accountants) with the most recent audited Consolidated financial statements of the Parent and its Consolidated Subsidiaries delivered to the Lender. If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use, in whole or in part, IFRS in lieu of GAAP for financial reporting purposes, the Parent may elect by written notice to the Lender to so use IFRS (or, to the extent permitted by the SEC and consistent with pronouncements of the Financial Accounting Standards Board and the International Accounting Standards Board, portions thereof from time to time) in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS (or, if applicable, such portions) as in effect from time to time and (b) for prior periods, GAAP as defined in the first sentence of this definition (and as theretofore modified pursuant to this sentence), in each case subject to Section 1.04.

“Governmental Authority” means the government of the United States or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligations to pay money of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means James River.

“Guarantor Guaranteed Amount” means at any time, without duplication, the aggregate principal amount of all Debt for which Guarantees have been made by any and all Guarantors under Section 6.04(a)(iv)(C) that is outstanding at such time~~; provided, however, that, by way of clarification and not limitation, the Guarantor Guaranteed Amount shall not apply to a Guarantee made by JRG Reinsurance of Debt of the Parent under Section 6.04(a)(iv)(D)~~.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedging arrangement.

“Hybrid Securities” means (a) the Closing Date Trust Preferred Securities and (b) any so-called ‘hybrid preferred securities’ consisting of other Trust Preferred Securities, deferrable interest Subordinated Debt, mandatory convertible debt or other hybrid securities (i) that are shown on the Consolidated financial statements of the Parent as liabilities, (ii) that, if evaluated by S&P, would be classified by S&P as possessing a minimum of intermediate equity content or, if evaluated by Moody’s, would be classified as possessing Basket C equity credit, and (iii) that, by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable) or upon the happening of any event or otherwise, does not mature, are not mandatorily redeemable and are not subject to any mandatory repurchase requirement at any time earlier than ~~November 8~~July 7, ~~2025~~2027.

“IFRS” means the International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Indemnified Taxes” means all Taxes except Excluded Taxes.

“Insurance Subsidiary” means a Subsidiary that is a regulated insurance company. As of the date of the ~~First~~Fourth Amendment Effective Date, Falls Lake Fire and Casualty, Falls Lake National, James River Casualty, James River Insurance, ~~JRG Reinsurance, Carolina Re,~~ and Stonewood Insurance constitute the Insurance Subsidiaries.

“Interest Election” means an election by the Borrower ~~Agent, for and on behalf the Borrowers,~~ to change or continue the Interest Type of a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of each calendar quarter in respect of the quarter then ending and (b) with respect to any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, if such Interest Period is longer than three months, each day during such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any SOFR Borrowing, the period beginning on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter (to the extent available), as the Borrower ~~Agent, for and on behalf the Borrowers,~~ may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) no Interest Period shall extend beyond the Maturity Date, and (d) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be deemed to be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Type”, when used with respect to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR or the Alternate Base Rate.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit or capital contribution to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.

“James River” means James River Group, Inc., a Delaware corporation, its successors and permitted assigns.

“James River Casualty” means James River Casualty Company, a regulated insurance company domiciled in the State of Virginia.

“James River Insurance” means James River Insurance Company, a regulated insurance company domiciled in the State of Ohio.

“James River UK” means James River Group Holdings UK Limited, a private limited company incorporated under the Laws of England and Wales that at all times shall be a Wholly Owned Subsidiary of the Parent.

~~“JRG Reinsurance” means JRG Reinsurance Company Ltd., a regulated insurance company domiciled in Bermuda.~~

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, code, guideline, release, ruling, or order of, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, or any agreement with, any Governmental Authority.

“LC Disbursement” means a payment made by the Lender in respect of a drawing under a Letter of Credit.

“LC Exposure” means, as applicable, Secured LC Exposure or Unsecured LC Exposure.

“LC Reimbursement Obligations” means, as applicable, Secured Facility LC Reimbursement Obligations or Unsecured Facility LC Reimbursement Obligations.

“Lender” means BMO ~~Harris~~ Bank N.A.

“Letter of Credit” means a Secured Facility Letter of Credit or an Unsecured Facility Letter of Credit.

“Leverage Ratio” means, as of the end of any Fiscal Quarter, the ratio of (a) Adjusted Consolidated Debt as of such Fiscal Quarter-end to (b) Total Capitalization as of such Fiscal Quarter-end.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory note issued by the ~~Borrowers~~Borrower pursuant to Section 2.09(d), the Letters of Credit and any related reimbursement agreement, each Payment Guaranty, the Security Documents, any certificate or writing required to be delivered by a Loan Party pursuant to Article 2 or Article 5 and any other document, agreement or instrument designated by its terms as a Loan Document.

“Loan Parties” means, collectively, the ~~Borrowers~~Borrower and the Guarantor.

“Loans” means loans made by the Lender under the Unsecured Facility pursuant to Section 2.01(a) and loans made by the Lender under the Secured Facility pursuant to Section 2.01(b).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets, financial condition, contingent liabilities or material agreements of the Parent and its Subsidiaries taken as a whole, (b) the ability of a Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lender under, or the validity or enforceability of, any Loan Document.

“Material Debt” means Debt (other than obligations in respect of the Loans and the Letters of Credit) or obligations in respect of one or more Hedging Agreements, of any one or more of the Parent and its Subsidiaries in an aggregate principal amount exceeding $5,000,000.

For purposes of determining Material Debt, the “principal amount” of the obligations of the Parent or any Subsidiary in respect of any Hedging Agreement at any time will be the maximum aggregate amount (after giving effect to any netting agreements) that the Parent or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Insurance Subsidiary” means a Material Subsidiary that is also an Insurance Subsidiary. As of the First Amendment Effective Date, Falls Lake Fire and Casualty, Falls Lake National, James River Insurance, ~~JRG Reinsurance, Carolina Re~~ and Stonewood Insurance constitute the Material Insurance Subsidiaries.

“Material Subsidiary” means a Subsidiary that holds, directly or indirectly, more than 5% of the Consolidated assets of the Parent and its Subsidiaries at such time or that accounts for more than 5% of the Consolidated gross income of the Parent and its Subsidiaries at such time, in each instance determined in accordance with GAAP; provided that the aggregate consolidated gross income or assets for all Subsidiaries that are not Material Subsidiaries shall not as of the end of any Fiscal Quarter exceed 10% of the Consolidated gross income or Consolidated assets of the Parent and its Subsidiaries. To conform to the preceding sentence, the Parent shall designate additional Material Subsidiaries (or may reclassify existing Material Subsidiaries from being such) in a writing delivered to the Lender concurrently with its delivery of quarterly or annual financial statements pursuant to Section 5.01. As of the ~~First~~Fourth Amendment Effective Date, Falls Lake Fire and Casualty, Falls Lake National, James River, James River Insurance, James River UK, ~~JRG Reinsurance, Carolina Re~~ and Stonewood Insurance constitute the Material Subsidiaries.

“Maturity Date” means (i) the date that is 15 days after the Revolving Availability Termination Date if the Revolving Availability Termination Date occurs as a result of an event described in clause (b) of such definition and (ii) the date that is 30 days after the Revolving Availability Termination Date if the Revolving Availability Termination Date occurs as a result of an event described in clause (a) of such definition.

“Minimum Net Worth” means, for any Fiscal Quarter, the minimum Consolidated Net Worth required to be maintained by the Parent as of the end of such Fiscal Quarter pursuant to Section 6.12.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns or, if it shall be dissolved or shall no longer assign credit ratings to long-term debt, then any other nationally recognized statistical rating agency designated by the Lender.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” means an employee benefit plan, other than a Multiemployer Plan, to which the Parent or any ERISA Affiliate, and one or more employers other than the Parent or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Parent or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“Net Available Proceeds” means, with respect to the sale or other disposition of Equity Interests of the Parent, the aggregate amount of all cash received by the Parent in respect of such sale or other disposition, net of reasonable expenses incurred by the Parent in connection therewith.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent” means James River Group Holdings, Ltd., a Bermuda company, and its successors and permitted assigns, the former company name of which was Franklin Holdings (Bermuda), Ltd.

“Payment Guaranty” means (a) the Continuing Limited Guaranty dated as of the date hereof executed and delivered by James River to the Lender and (b) any other guaranty hereafter delivered to the Lender, in each case, as the same may be confirmed, amended or otherwise modified from time to time pursuant and subject to the applicable provisions of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by the Parent or a Subsidiary if all of the following conditions (to the extent, as to clauses (c) and (d), below, applicable to such Acquisition) are met:

(a)            no Default exists immediately prior to, and after giving effect to, the consummation of such Acquisition;

(b)            all transactions related to such Acquisition are consummated in compliance, in all material respects, with applicable Law;

(c)            in the case of an Acquisition of Equity Interests in a Person, after giving effect to such Acquisition, 100% of the Equity Interests in such Person, and any other Subsidiary resulting from such Acquisition, shall be owned directly or indirectly by the Parent;

(d)            in the case of an Acquisition of assets of a Person, 100% of the Equity Interests in any Subsidiary formed for the purpose of or resulting from such Acquisition shall be owned directly or indirectly by the Parent;

(e)            such Acquisition is not actively opposed by the board of directors (or similar governing body) of the selling Person or the Person whose Equity Interests are to be acquired;

(f)            without limiting the generality of clause (a), above, (i) after giving effect to such Acquisition, the Parent and its Subsidiaries shall be in compliance with the requirements of Sections 6.15 and 6.17, and (ii) if such Acquisition is in the form of a merger, consolidation or amalgamation, such merger, consolidation or amalgamation shall conform to the requirements of Section 6.03(d);

(g)            if the aggregate consideration (including assumed Debt) for such Acquisition and all other Permitted Acquisitions consummated within the preceding 365-day period exceeds $50,000,000, the Borrower ~~Agent~~ shall have delivered to the Lender at least 20 days prior to the consummation of such Acquisition (i) copies of the most recent drafts of the purchase agreement (or equivalent agreement otherwise named) and related material documents pursuant to which such Acquisition is to be effected (which draft purchase agreement and other documents the Borrower ~~Agent~~ shall promptly supplement with modifications thereto that effect material changes in terms of such Acquisition and, concurrently with consummation thereof, the final forms of such purchase agreement and other documents) and (ii) a certificate of a Financial Officer showing to the reasonable satisfaction of the Lender that the ~~Borrowers are~~Borrower is (A) in compliance on a pro forma basis after giving effect to such Acquisition, with the covenants contained in Sections 6.11 and 6.12, recomputed as of the last day of the most recently ended Fiscal Quarter for which financial statements are available as if such Acquisition had occurred on such last day and (B) in compliance with the provisions of clauses (a) through (f), above, inclusive;

(h)            with respect to all Acquisitions other than those described in clause (g), above, the Borrower ~~Agent~~ shall have delivered to the Lender written notice of such Acquisition, accompanied by such information relating thereto as the Lender may reasonably request, promptly following the consummation of such Acquisition; and

(i)            the aggregate consideration (including assumed Debt) for such Acquisition shall not exceed an amount equal to fifty percent (50%) of Consolidated Net Worth as of the end of the Fiscal Quarter most recently ended prior to the date on which such Acquisition is consummated for which financial statements are required to have been furnished to the Administrative Agent pursuant to Section 5.01.

“Permitted Investments” means any of the following: (a) any investment in direct obligations of the United States of America or any agency thereof; (b) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by any lender under the Syndicated Credit Agreement, the Lender, or a bank or trust company which is organized under the Laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated “A-” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Exchange Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any lender under the Syndicated Credit Agreement, the Lender, or a bank meeting the qualifications described in clause (b) above; (d) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Parent) organized and in existence under the Laws of the United States of America or any foreign country recognized by the United States of America with a rating at the times as of which any investment therein is made of “P-l” (or higher) by Moody’s or “A-1” (or higher) by S&P; (e) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s; and (f) as to any Insurance Subsidiary, any other investment permitted by its Applicable Insurance Regulatory Authority (which other investments, by way of clarification and not limitation, shall be deemed not to include the Equity Interests of a Subsidiary).

“Permitted Liens” means:

(a)            Liens imposed by Law for taxes that are not yet due or are being contested in compliance with Section 5.05;

(b)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by Law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c)            pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws (including, without limitation, deposits made in the ordinary course of business to cash collateralize letters of credit described in the parenthetical in clause (i) of the definition of “Debt”);

(d)            deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, and Liens imposed by statutory or common Law relating to banker’s liens or rights of setoff or similar rights relating to deposit accounts, in each case in the ordinary course of business;

(e)            Liens arising under escrows, trusts, custodianships, separate accounts, funds withheld procedures, and similar deposits, arrangements, or agreements established with respect to insurance policies, annuities, guaranteed investment contracts and similar products underwritten by, or Reinsurance Agreements entered into by, any Insurance Subsidiary in the ordinary course of business;

(f)            deposits with insurance regulatory authorities in the ordinary course of business (which deposits may be in the form of cash collateralized letters of credit);

(g)            banker’s liens, rights of set-off or similar rights in favor of a depository institution with respect to deposit accounts maintained with a depository institution in the ordinary course of business and securing only obligations with respect to the maintenance of such accounts; and

(h)            easements, zoning restrictions, rights-of-way, licenses, reservations, minor irregularities of title and similar encumbrances on real property imposed by Law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent or any Subsidiary;

provided that, except as provided in clause (c), above, the term “Permitted Liens” shall not include any Lien that secures Debt.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (except a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate (i) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 400 l(a)(13) of ERISA, or (ii) with respect to which the Borrower or any ERISA Affiliate otherwise could incur liability under Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Pledge Agreement” means, as applicable, ~~each~~any Pledge and Security Agreement ~~dated as of the date hereof~~ entered into between~~, as the case may be,~~  the Parent ~~or JRG Reinsurance~~ and the Lender, and any other Pledge and Security Agreement hereafter entered into between a Loan Party and the Lender, in each case, as the same may be confirmed, supplemented, amended or otherwise modified from time to time pursuant and subject to the applicable provisions of this Agreement.

“Prevailing Eastern Time” means “eastern standard time” as defined in 15 USC §263 as modified by 15 USC §260a.

“Pricing Schedule” means the Pricing Schedule attached hereto as Exhibit A.

“Prime Rate” means, for any day, the rate of interest per annum then most recently publicly announced by the Lender as its “prime” rate (or equivalent rate otherwise named) in effect at its office in New York, New York, which prime rate is not necessarily the lowest rate of interest charged by the Lender to commercial borrowers. Each change in the Prime Rate will be effective for purposes hereof from and including the date such change is publicly announced as being effective.

“Regulatory Condition Satisfaction” has the meaning specified in Section 4.01(l).

“Reinsurance Agreement” means any agreement, contract, treaty or other arrangement providing for Ceded Reinsurance by any Insurance Subsidiary or any Subsidiary of such Insurance Subsidiary in the ordinary course of its business.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Restricted Payment” means, without duplication, (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Parent or (b) any payment (whether in cash, securities or other property) or incurrence of an obligation by the Parent or any of its Subsidiaries, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest in the Parent.

“Retrocession Agreement” means any agreement, contract, treaty or other arrangement (other than Surplus Relief Reinsurance) whereby any Insurance Subsidiary or any Subsidiary of such Insurance Subsidiary in the ordinary course of its business cedes reinsurance to other insurers (other than to another Insurance Subsidiary or any of its Subsidiaries).

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the Revolving Availability Termination Date.

“Revolving Availability Termination Date” means the earlier of (a) the date on which the Lender gives the Borrower ~~Agent~~ notice that the Lender will no longer make Loans~~, issue Letters of Credit or extend outstanding Letters of Credit~~ and (b) the occurrence of an Event of Default that is not waived by Lender.

“Sale-Leaseback Transaction” has the meaning specified in Section 6.07.

“SAP” means, with respect to any Insurance Subsidiary, the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority, applied on a basis consistent with those that, in accordance with the last sentence of Section 1.04(a), are to be used in making the calculations for purposes of determining compliance with this Agreement.

“S&P” means Standard & Poor’s Financial Services LLC, and its successors and assigns or, if it shall be dissolved or shall no longer assign credit ratings to long-term debt, then any other nationally recognized statistical rating agency designated by the Lender.

“SEC” means the United States Securities and Exchange Commission.

“Secured Facility” means the secured revolving credit facility described and defined in Section 2.01(b).

“Secured Facility Exposure” means the sum of (a) the aggregate outstanding principal amount of the Secured Loans at such time and (b) the Secured LC Exposure at such time.

“Secured Facility LC Reimbursement Obligations” means, at any time, all obligations of the ~~Borrowers~~Borrower to reimburse the Lender for amounts paid by any of them in respect of drawings under Secured Facility Letters of Credit.

“Secured Facility Letter of Credit” means any letter of credit issued under the Secured Facility pursuant to this Agreement.

“Secured Facility Maximum Amount” means the maximum amount available under this Agreement for Secured Loans and Secured Letters of Credit. As of the Closing Date, the aggregate amount of the Secured Facility Maximum Amount is $100,000,000. The Secured Facility Maximum Amount shall be a sublimit of, and not in addition to, the Unsecured Facility Maximum Amount. The Secured Facility Maximum Amount shall be automatically reduced by the amount of any Letters of Credit issued for the account of JRG Reinsurance Company Ltd. that are cancelled on or after November 8, 2023 and by the amount of any reductions of any such Letters of Credit that are reduced in amount on or after November 8, 2023.

“Secured LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all Secured Facility Letters of Credit outstanding at such time plus (b) the aggregate amount of all Secured Facility LC Reimbursement Obligations that have not yet been reimbursed by or on behalf of the ~~Borrowers~~Borrower at such time.

“Secured Loan” means any loan made by the Lender under the Secured Facility pursuant to Section 2.01(b).

“Security Documents” means the Pledge Agreements, the Control Agreements and each other security agreement, control agreement and related security document executed and delivered by the ~~Borrowers~~Borrower and any applicable depository bank or securities intermediary, in form and substance reasonably satisfactory to the Lender, that grant to the Lender a perfected first priority Lien and security interest in Eligible Collateral.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowing” means a Term SOFR Borrowing.

“SOFR Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“SOFR Index Adjustment” means for any calculation with respect to a Term SOFR Loan, a percentage per annum as set forth below for the applicable Type of such Loan and (if applicable) Interest Period therefor:

Term SOFR Loans Interest Period:
One month	0.10%
Three months	0.10%
Six months	0.10%

“SOFR Loan” means each Loan bearing interest at a rate based upon Adjusted Term SOFR (other than pursuant to clause (c) of the definition of “Alternate Base Rate”).

“Statutory Statement” means, as to any Insurance Subsidiary, a statement of the condition and affairs of such Insurance Subsidiary, prepared in accordance with statutory accounting practices required or permitted by the Applicable Insurance Regulatory Authority, and filed with the Applicable Insurance Regulatory Authority.

“Statutory Surplus” means, as at any date, with respect to an insurance company domiciled in the United States, the aggregate amount of surplus as regards policyholders (determined without duplication in accordance with SAP) of such insurance company, as set forth on page 3, line 38, of the most recent Statutory Statement of such insurance company (or equivalent page, line, or statement, to the extent that any thereof is modified or replaced).

“Stonewood Insurance” means Stonewood Insurance Company, a regulated insurance company domiciled in the State of North Carolina.

“Subordinated Debt” means the Debt of a Loan Party evidenced by the Trust Preferred Securities, Notes and any other Debt of a Loan Party (a) no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to November 8, 2025 and (b) that has been subordinated to the Loans and other obligations of such Loan Party under the Loan Documents in right and time of payment upon terms that are satisfactory to the Lender, which terms may, in the Lender’s determination, include (without limitation) limitations or restrictions on the right of the holder of such Debt to receive payments and exercise remedies.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation, limited liability company, partnership or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other corporation, limited liability company, partnership or other entity (i) of which securities or other ownership interests (A) representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership voting interests or (B) otherwise having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, are, as of such date, owned, controlled or held, or (ii) that is otherwise Controlled (pursuant to clause (b) of the definition of “Control”) as of such date, by the parent and/or one or more of its subsidiaries.

“Subsidiary” means any subsidiary of a Loan Party; provided that, unless the context indicates otherwise, “Subsidiary” means a subsidiary of the Parent.

“Subsidiary Debt Amount” means at any time, without duplication, the aggregate principal amount of Debt incurred by any and all Subsidiaries ~~(other than JRG Reinsurance)~~ under Section 6.01(a)(ix) that is outstanding at such time.

“Surplus Relief Reinsurance” means any transaction in which any Insurance Subsidiary or any Subsidiary of such Insurance Subsidiary cedes business under a reinsurance agreement that would be considered a “financing-type” reinsurance agreement as determined by the independent certified public accountants of such Insurance Subsidiary in accordance with principles published by the Financial Accounting Standards Board or the Second Edition of the AICPA Audit Guide for Stock Life Insurance Companies (pp. 91-92 or equivalent provisions), as the same may be revised from time to time.

“Syndicated Credit Agreement” means that certain ~~Second~~Third Amended and Restated Credit Agreement, dated as of ~~November 8~~July 7, ~~2019~~2023, among the ~~Borrowers~~Borrower, the lenders party thereto and KeyBank National Association, as administrative agent and letter of credit issuer (as amended or modified from time to time).

“Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term SOFR” means for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Lookback Day”) that is two (2) SOFR Business Days prior to the first day of such Interest Period (and rounded in accordance with the Lender’s customary practice), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Lookback Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding SOFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding SOFR Business Day is not more than three (3) SOFR Business Days prior to such Lookback Day, and for any calculation with respect to a Base Rate Loan, the Term SOFR Reference Rate for a tenor of one (1) month on the day that is two (2) SOFR Business Days prior to the date the Alternate Base Rate is determined, subject to the proviso provided above.

“Term SOFR Administrator” means CME (or a successor administrator of the Term SOFR Reference Rate, as selected by the Lender in its reasonable discretion).

“Term SOFR Borrowing” means a Borrowing comprised of Term SOFR Loans.

“Term SOFR Loan” means each Loan bearing interest at a rate based upon Adjusted Term SOFR (other than pursuant to clause (c) of the definition of “Alternate Base Rate”).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Capitalization” means, as of any date, the aggregate of, without duplication, (a) Consolidated Debt of the Parent, of the type described in any or all of clauses (a), (b) (which, by way of clarification and not limitation, shall include Hybrid Securities), (c), (d), (e) and (h) of the definition of “Debt” on such date, plus (b) Consolidated Net Worth of the Parent, on such date.

“Trust Preferred Securities” means mandatorily redeemable preferred securities issued by one or more Delaware business trusts that are Affiliates of the Parent or any Subsidiary (including, without limitation, Closing Date Trust Preferred Securities), to which trusts the such Subsidiary has issued Trust Preferred Securities notes; provided that no such preferred securities shall be mandatorily redeemable earlier than ~~December~~July 7, ~~2022~~2027.

“Type” means any type of Loan determined with respect to the interest option applicable thereto, which in each case shall be a Base Rate Loan or a Term SOFR Loan.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” means the United States of America.

“Unsecured Facility” means the unsecured revolving credit facility described and defined in Section 2.01(a).

“Unsecured Facility Exposure” means the sum of (a) the aggregate outstanding principal amount of the Unsecured Loans at such time and (b) the Unsecured LC Exposure at such time.

“Unsecured Facility LC Reimbursement Obligations” means, at any time, all obligations of the ~~Borrowers~~Borrower to reimburse the Lender for amounts paid by any of them in respect of drawings under Unsecured Facility Letters of Credit.

“Unsecured Facility Letter of Credit” means any letter of credit issued under the Unsecured Facility pursuant to this Agreement.

“Unsecured Facility Maximum Amount” means the maximum amount available under this Agreement for Unsecured Loans and Unsecured Letters of Credit. As of the Closing Date, the aggregate amount of the Unsecured Facility Maximum Amount is $100,000,000. The Unsecured Facility Maximum Amount shall be automatically reduced by the amount of any Letters of Credit issued for the account of JRG Reinsurance Company Ltd. that are cancelled on or after November 8, 2023 and by the amount of any reductions of any such Letters of Credit that are reduced in amount on or after November 8, 2023.

“Unsecured LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all Unsecured Facility Letters of Credit outstanding at such time plus (b) the aggregate amount of all Unsecured Facility LC Reimbursement Obligations that have not yet been reimbursed by or on behalf of the ~~Borrowers~~Borrower at such time.

“Unsecured Loan” means any loan made by the Lender under the Unsecured Facility pursuant to Section 2.01(a).

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Section 1.02      Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified by Interest Type (e.g., a “SOFR Loan” or a “SOFR Borrowing”).

Section 1.03      Terms Generally. The definitions of terms herein (including those incorporated by reference to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04      Accounting Terms; Changes in GAAP.

(a)            Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall (unless otherwise disclosed to the Lender in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with GAAP or with SAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lender hereunder (which, prior to the delivery of the first financial statements under Section 5.01 hereof, shall mean the audited, or annual statutory, financial statements as at December 31, 2018 referred to in Section 3.04 hereof). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP or with SAP applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Lender pursuant to Section 5.01 hereof (or, prior to the delivery of the first financial statements under Section 5.01 hereof, used in the preparation of the audited, or annual statutory, financial statements as at December 31, 2018 referred to in Section 3.04 hereof) unless (i) the Parent shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Lender shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the audited, or annual statutory, financial statements referred to in Section 3.04 hereof); provided that, if any change in GAAP by reason of a change from GAAP to IFRS or, if applicable, portions thereof (as provided in the definition of “GAAP”) would affect in any material respect the computation of any ratio or other financial covenant, basket, calculation or requirement set forth herein or in any other Loan Document, the Lender and the Parent shall endeavor to negotiate in good faith a modification of such ratio, covenant, basket, calculation or requirement to preserve the original intent thereof in light of such change from GAAP to IFRS or, if applicable, a portion thereof; and until, if ever, such modification shall have been effected by an amendment to such ratio, covenant, basket, calculation or requirement approved by the Parent and the Lender as provided in Section 9.02 hereof, (i) such ratio, covenant, basket, calculation or requirement shall continue to be computed in accordance with GAAP prior to such change to IFRS (or, if applicable, portions thereof) and (ii) the Parent shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio, covenant, basket, calculation or requirement made before and after giving effect to such change from GAAP to IFRS (or, if applicable, portions thereof).

(b)            The Parent shall deliver to the Lender at the same time as the delivery of any annual or quarterly financial statement under Section 5.01 hereof (i) a description in reasonable detail of any material variation between the application of accounting principles, or statutory accounting practices, employed in the preparation of such statement and the application of accounting principles, or statutory accounting practices, employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

(c)            To enable the ready and consistent determination of compliance with the covenants set forth in Article 6 hereof, the Parent shall not change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.

Section 1.05       Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time

Section 1.06       Rates. The interest rate on Loans denominated in Dollars may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. The Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Lender and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the ~~Borrowers~~Borrower. The Lender may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the ~~Borrowers~~Borrower or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. The Lender will, in keeping with industry practice, continue using its current rounding practices in connection with the Alternate Base Rate, the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR. In connection with the use or administration of Term SOFR, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Lender will promptly notify the Borrower ~~Agent~~ of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.”

ARTICLE 2

THE CREDITS

Section 2.01       Facilities. (a)  Subject to the terms and conditions set forth in this  Agreement, upon request from a Borrower from time to time during the Revolving Availability Period, the Lender may, in its sole discretion make Unsecured Loans to a Borrower ~~and issue Unsecured Facility Letters of Credit, in each case~~ on an unsecured basis (the “Unsecured Facility”); provided that no Unsecured Loan and no Unsecured Facility Letter of Credit shall at any time result in (i) the Lender’s Unsecured Facility Exposure exceeding the Unsecured Facility Maximum Amount or (ii) the Lender’s Unsecured Facility Exposure plus the Lender’s Secured Facility Exposure exceeding the Unsecured Facility Maximum Amount then in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, the ~~Borrowers~~Borrower may borrow, prepay and reborrow Unsecured Loans. From and after the Fourth Amendment Effective Date, the Borrower will no longer be able to request, and the Lender will no longer issue, renew, amend or extend Unsecured Facility Letters of Credit.

(b)          Subject to the terms and conditions set forth in this Agreement, upon request from a Borrower, from time to time during the Revolving Availability Period, the Lender may, in its sole discretion, make Secured Loans to a Borrower ~~and issue Secured Facility Letters of Credit, in each case~~ on a secured basis (the “Secured Facility”); provided that no Secured Loan and no Secured Facility Letter of Credit shall at any time result in the Lender’s Secured Facility Exposure exceeding the lesser of (i) its Secured Facility Maximum Amount and (ii) the aggregate Collateral Value of the Eligible Collateral then held by the Lender. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Secured Loans. The Secured Facility shall be (x) a sublimit of, and not in addition to, the Unsecured Facility and (y) available at the option of the Borrowers. Prior to the Fourth Amendment Effective Date, the Lender issued Secured Facility Letters of Credit on a secured basis. On the Fourth Amendment Effective Date, all Secured Facility Letters of Credit will be Cash Collateralized or the Lender will have received standby letters of credit naming the Lender as the beneficiary for all Secured Facility Letters of Credit as required by the Fourth Amendment. From and after the Fourth Amendment Effective Date, the Borrower may not request, and the Lender will not issue, renew amend or extend, Secured Facility Letters of Credit.

Section 2.02       Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Interest Type as the Borrower ~~Agent~~ may request (subject to Section 2.14) in accordance herewith. The Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of the Lender to make such Loan. Any exercise of such option shall not affect the ~~Borrowers’~~Borrower’s obligation to repay such Loan as provided herein.

(b)            At the beginning of each Interest Period for any SOFR Borrowing, the aggregate amount of such Borrowing shall be an integral multiple of $500,000 and not less than $2,000,000. When each Base Rate Borrowing is made, the aggregate amount of such Borrowing shall be an integral multiple of $100,000 and not less than $1,000,000; provided that a Base Rate Borrowing may be in an aggregate amount that (i) is equal to the entire unused balance of the Secured Facility Maximum Amount or the Unsecured Facility Maximum Amount, as applicable, or (ii) is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Interest Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five SOFR Borrowings outstanding.

(c)            Notwithstanding any other provision hereof, the ~~Borrowers~~Borrower will not be entitled to request, or to elect to convert or continue, any SOFR Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03       Requests to Borrow Loans. To request a Borrowing, the Borrower ~~Agent~~ shall notify the Lender of such request by telephone (a) in the case of a SOFR Borrowing, not later than 11:00 a.m., Prevailing Eastern Time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m., Prevailing Eastern Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or e-mail transmission to the Lender of a written Borrowing Request in a form approved by the Lender and signed by the Borrower ~~Agent~~. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)             the aggregate amount of such Borrowing;

(ii)             the date of such Borrowing, which shall be a Business Day;

(iii)            whether such Borrowing is to be a Base Rate Borrowing or a SOFR Borrowing;

(iv)            in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of “Interest Period”;

(v)            whether such Borrowing will consist of Unsecured Loans or Secured Loans; and

(vi)            the location and number of the Parent’s account to which funds are to be disbursed.

If no election as to the Interest Type of a Borrowing is specified, the requested Borrowing will be a Base Rate Borrowing. If no Interest Period with respect to a requested SOFR Borrowing is specified, the Borrower ~~Agent~~ will be deemed to have selected an Interest Period of one month’s duration. If no election is made as to Unsecured Loans or Secured Loans, the requested Borrowing will consist of Unsecured Loans.

Section 2.04      [Reserved].

Section 2.05      Letters of Credit. (a) ~~Subject to the terms and conditions set forth herein, the Borrowers may, by and through~~Prior to the Fourth Amendment Effective Date, the Borrower ~~Agent,~~was able to request the issuance of standby and commercial Letters of Credit for its own account or for the account of a Subsidiary~~, in a form reasonably acceptable to the Lender, from time to time during the Revolving Availability Period~~. If the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower ~~Agent~~ to, or otherwise entered into by the ~~Borrowers~~Borrower with, the Lender relating to any Letter of Credit are not consistent with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

~~(b) To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Agent shall hand deliver or telecopy (or transmit by electronic communication, if arrangements and a distribution list for doing so have been approved by the Lender) to the Lender (reasonably, and in any event not later than three (3) Business Days, in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of, as the case may be a Secured Facility Letter of Credit or an Unsecured Facility Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying (i) whether such Letter of Credit is requested under the Secured Facility or the Unsecured Facility, (ii) the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), (iii) the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(c)), (iv) the amount of such Letter of Credit, (v) the name and address of the beneficiary thereof and (vi) such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Lender, the Borrower Agent also shall submit a letter of credit application on the Lender’s standard form (with such changes as are agreed by the Lender and the Borrower Agent) in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (A) if such Letter of Credit is a Secured Facility Letter of Credit, the Secured Facility Exposure shall not exceed the lesser of (1) the Secured Facility Maximum Amount then in effect and (2) the aggregate Collateral Value of the Eligible Collateral then held by the Lender, and (B) if such Letter of Credit is an Unsecured Facility Letter of Credit, the Unsecured Facility Exposure plus the Secured Facility Exposure shall not exceed the Unsecured Facility Maximum Amount then in effect.~~

(b)           [reserved].

(c)            Each Letter of Credit shall expire at or before the close of business on the date that is one year after such Letter of Credit is issued (or, in the case of any renewal or extension thereof, not later than one year after such renewal or extension). If the Borrower ~~Agent~~ so requests, a Letter of Credit shall have an automatic renewal provision; provided that any Letter of Credit that has an automatic renewal provision must permit the Lender to prevent any such renewal by giving prior notice to the beneficiary thereof not later than 30 days prior to the renewal date of such Letter of Credit. For the avoidance of doubt, the Lender shall have no obligation to give the ~~Borrowers~~Borrower notice of any automatic renewal of a Letter of Credit that has an automatic renewal provision. If any Letter of Credit remains outstanding after the Revolving Availability Termination Date, the ~~Borrowers~~Borrower shall either (i) Cash Collateralize the outstanding amount of such Letter of Credit, or (ii) if the Lender agrees in its sole discretion, provide back-to-back letters of credit from a financial institution reasonably acceptable to Lender, in either case, within five Business Days after the Revolving Availability Termination Date.

(d)            If the Lender makes any LC Disbursement under a Letter of Credit, the ~~Borrowers~~Borrower shall reimburse such LC Disbursement by paying an amount equal to such LC Disbursement to the Lender not later than 2:00 p.m., Prevailing Eastern Time, on (i) the Business Day that the Borrower ~~Agent~~ receives written notice of such LC Disbursement, if such notice is received before 11:00 a.m., Prevailing Eastern Time, on the day of receipt or (ii) the next Business Day, if such notice is not received before 11:00 a.m. on the day of receipt; provided that, if such LC Disbursement is at least $100,000 and relates to a Letter of Credit issued for the account of the Parent, the Borrower ~~Agent~~ may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be made with the proceeds of a Base Rate Loan in an equivalent amount and, to the extent so financed, the Parent’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Loan.

(e)            The obligation of the ~~Borrowers~~Borrower to reimburse LC Disbursements as provided in Section 2.05(d) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the ~~Borrowers’~~Borrower’s obligations hereunder. None of the Lender and its Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Lender. In the absence of gross negligence or willful misconduct on the part of the Lender (as finally determined by a court of competent jurisdiction), the Lender shall be deemed to have exercised care in each such determination. Without limiting the generality of the foregoing, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Lender may, in its sole discretion, either (A) accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary or (B) refuse to accept and make payment upon such documents if such documents do not strictly comply with the terms of such Letter of Credit.

(f)            The Lender shall, promptly after its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.

(g)            Unless the ~~Borrowers reimburse~~Borrower reimburses an LC Disbursement in full on the day it is made (if notice is given to the Borrower ~~Agent~~ before 11:00 a.m., Prevailing Eastern Time, on the day the LC Disbursement is made or, otherwise, on the next Business Day), the unpaid amount thereof shall bear interest, for each day from and including the day on which such LC Disbursement is made to but excluding the day on which the ~~Borrowers reimburse~~Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if the ~~Borrowers fail~~Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.05(d), then Section 2.13(d) shall apply.

(h)            Notwithstanding anything to the contrary in this Agreement, if (A) the Lender makes any LC Disbursement under a Letter of Credit in respect of which the Lender shall have received either Cash Collateral or one or more standby letters of credit on or prior to the Fourth Amendment Effective Date, the Lender shall effect reimbursement for such LC Disbursement by either (i) withdrawing cash from the Cash Collateral account controlled by the Lender or (ii) effecting a draw upon the applicable standby letter(s) of credit issued for the benefit of the Lender.

Section 2.06      Funding of Loans. The Lender shall wire the principal amount thereof in immediately available funds, by 1:00 p.m., Prevailing Eastern Time, on the proposed date of each Loan, to the account designated in the Borrowing Request.

Section 2.07      Interest Elections. (a) Each Borrowing of Loans initially shall be of the Interest Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the ~~Borrowers may, by and through the~~ Borrower ~~Agent,~~may elect to convert such Borrowing to a different Interest Type or, in the case of a SOFR Borrowing, to continue such Borrowing for one or more additional Interest Periods, all as provided in this Section. The Borrower ~~Agent~~ may elect different options with respect to different portions of the affected Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)            To make an election pursuant to this Section, the Borrower ~~Agent~~ shall notify the Lender thereof by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower ~~Agent~~ were requesting that a Borrowing of the Interest Type resulting from such election be made on the effective date of such election. Each such telephonic Interest Election shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or e-mail transmission to the Lender of a written Interest Election in a form approved by the Lender and signed by the Borrower ~~Agent.~~

(c)            Each telephonic and written Interest Election shall specify the following information in compliance with Section 2.03 and subsection (d) of this Section:

(i)            the Borrowing to which such Interest Election applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)            the effective date of the election made pursuant to such Interest Election, which shall be a Business Day;

(iii)            whether the resulting Borrowing is to be a Base Rate Borrowing or a SOFR Borrowing; and

(iv)            if the resulting Borrowing is to be a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.

If an Interest Election requests a SOFR Borrowing but does not specify an Interest Period, the ~~Borrowers~~Borrower will be deemed to have selected an Interest Period of one month’s duration.

(d)            If the Borrower ~~Agent~~ fails to deliver a timely Interest Election with respect to a SOFR Borrowing before the end of an Interest Period applicable thereto, such Borrowing (unless repaid) will be converted to a Base Rate Borrowing at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Lender so notifies the Borrower ~~Agent~~, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) each SOFR Borrowing (unless repaid) will be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto on the date of such notice.

Section 2.08      [Reserved]

Section 2.09 Payment at Maturity; Evidence of Debt. (a) The Parent unconditionally promises to pay to the Lender on the Maturity Date the then unpaid principal amount of the Loans.

(b)            The Lender shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Interest Type thereof and each Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the ~~Borrowers~~Borrower to the Lender hereunder and (iii) the amount of any sum received by the Lender hereunder.

(c)            The entries made in the accounts maintained pursuant to subsection (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by the Lender to maintain such accounts or any error therein shall not affect the Parent’s obligation to repay the Loans in accordance with the terms of this Agreement.

(d) The Lender may request that Loans made by it be evidenced by a promissory note; provided that the Lender’s obtaining or not obtaining such a promissory note shall not impair or otherwise affect the provisions of this Section. In such event, the ~~Borrowers~~Borrower shall prepare, execute and deliver to the Lender a promissory note payable to the Lender (or, if requested by the Lender, to the Lender and its registered assigns) and in a form approved by the Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10      Optional and Mandatory Prepayments.

(a)            Optional Prepayments. The Parent will have the right at any time to prepay any Borrowing in whole or in part without premium or penalty, but subject to the provisions of this Section and Section 2.16; provided that the aggregate amount of each such prepayment shall be an integral multiple of $50,000 and not less than $250,000.

(b)            Mandatory Increase of Collateral or Prepayments. (i) If at any date the Secured Facility Exposure exceeds the aggregate Collateral Value of the Eligible Collateral then held by the Lender, in each case determined as of such date, then not later than the next succeeding Business Day, the ~~Borrowers~~Borrower shall be required to deposit with the Lender additional Eligible Collateral having a Collateral Value equal to such excess until the Secured Facility Exposure does not exceed the aggregate Collateral Value of the Eligible Collateral then held by the Lender; (ii) if at any date the Secured Facility Exposure exceeds the Secured Facility Maximum Amount, determined as of such date, then not later than the next succeeding Business Day, the Borrowers shall be required to prepay the Loans in an amount equal to such excess until the Secured Facility Exposure does not exceed the Secured Facility Maximum Amount; and (iii) if at any date the Unsecured Facility Exposure plus the Secured Facility Exposure exceeds the Unsecured Facility Maximum Amount, determined as of such date, then not later than the next succeeding Business Day, the Borrowers shall be required to prepay the Loans in an amount equal to such excess until the Unsecured Facility Exposure plus the Secured Facility Exposure does not exceed the Unsecured Facility Maximum Amount.

(c)            Allocation of Prepayments. Before any optional or mandatory prepayment of Borrowings hereunder, the Borrower ~~Agent~~ shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in a notice of such prepayment.

(d)            Partial Prepayments. Each partial prepayment of a Borrowing shall be in an amount such that the remaining unpaid amount of such Borrowing would be permitted under Section 2.02(b) for a Borrowing of the same Interest Type, except as needed to apply fully the required amount of a mandatory prepayment. Each partial prepayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

(e)            Accrued Interest. Each prepayment of a Borrowing shall be accompanied by accrued interest to the extent required by Section 2.13.

(f)            Notice of Prepayments. Except with respect to a prepayment under Section 2.10(b), the Borrower ~~Agent~~ shall notify the Lender by telephone (confirmed by telecopy or e-mail transmission) of any prepayment of any Borrowing hereunder (i) in the case of a SOFR Borrowing, not later than noon, Prevailing Eastern Time, three (3) Business Days before the date of prepayment and (ii) in the case of a Base Rate Borrowing, not later than noon, Prevailing Eastern Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment described in clause (c) above, a reasonably detailed calculation of the amount of such prepayment.

Section 2.11      [Reserved].

Section 2.12      Fees. (a) The ~~Borrowers~~Borrower shall pay to the Lender a letter of credit fee, which shall accrue during the Revolving Availability Period on the maximum amount available to be drawn under each Letter of Credit at a rate per annum equal to (i) with respect to Secured Letters of Credit, the Applicable Rate for SOFR Loans for the Secured Facility set forth in the Pricing Schedule, and (ii) with respect to Unsecured Letters of Credit, the Applicable Rate for SOFR Loans for the Unsecured Facility set forth in the Pricing Schedule. Such letter of credit fees shall be payable in arrears on the last Business Day of each calendar quarter in respect of the quarter then ending.

(b)            The ~~Borrowers~~Borrower shall pay to the Lender, for its own account, fees payable in the amounts and at the times separately agreed upon by the ~~Borrowers~~Borrower and the Lender.

(c)            All fees payable hereunder shall be computed on the basis of a year of 360 days and will be payable for the actual number of days elapsed and shall be paid on the dates due, in immediately available funds, to the Lender. Fees paid shall not be refundable under any circumstances.

Section 2.13      Interest.

(a)            The Secured Loans comprising a Base Rate Borrowing shall bear interest for each day at the Alternate Base Rate, plus the Applicable Rate for the Secured Facility. The Unsecured Loans comprising a Base Rate Borrowing shall bear interest for each day at the Alternate Base Rate, plus the Applicable Rate for the Unsecured Facility.

(b)            The Secured Loans comprising a SOFR Borrowing shall bear interest for each Interest Period in effect for such Borrowing at the Adjusted Term SOFR for such Interest Period, plus the Applicable Rate for the Secured Facility. The Unsecured Loans comprising a SOFR Borrowing shall bear interest for each Interest Period in effect for such Borrowing at the Adjusted Term SOFR for such Interest Period, plus the Applicable Rate for the Unsecured Facility.

(c)             [Reserved].

(d)            Notwithstanding the foregoing, upon and during the continuance of an Event of Default, and continuing for so long as an Event of Default exists, (i) each Loan shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2.00%) plus the rate that otherwise would be applicable to such Loan as provided in the preceding subsections of this Section, and (ii) any other sum then due and payable hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2.00%) plus the Alternate Base Rate plus the Applicable Rate for Base Rate Loans.

(e)            Interest accrued on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to Section 2.13(d) shall be payable on demand, (ii) upon any repayment of any Loan (except a prepayment of a Base Rate Loan before the Maturity Date), interest accrued on the principal amount repaid shall be payable on the date of such repayment and (iii) upon any conversion of a SOFR Loan before the end of the current Interest Period therefor, interest accrued on such Loan shall be payable on the effective date of such conversion.

(f)            All interest hereunder will be computed on the basis of a year of 360 days, except that interest computed by reference to clause (a) of the definition of “Alternate Base Rate” at times when the Alternate Base Rate is based on the Prime Rate will be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case will be payable for the actual number of days elapsed (including the first day but excluding the last day). Each applicable Alternate Base Rate or Adjusted Term SOFR shall be determined by the Lender, and its determination thereof will be conclusive absent demonstrable error.

Section 2.14      Benchmark Replacement Setting. (a) Temporary Inability to Determine Rate. If (a) the Lender determines (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR cannot be determined pursuant to the definition thereof or (b) the Lender determines that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, in each case of (a) and (b), on or prior to the first day of any Interest Period, the Lender will promptly so notify the Borrower ~~Agent~~. Upon notice thereof by the Lender to the Borrower ~~Agent~~, (i) any obligation of the Lender to make or continue the applicable SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended (to the extent of the affected Interest Periods) until the Lender revokes such notice and (ii) if such determination affects the calculation of the Alternate Base Rate, the Lender shall during the period of such suspension compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate” until the Lender revokes such notice. Upon receipt of such notice, (A) the Borrower ~~Agent~~ may revoke any pending request for a Borrowing of, conversion to or continuation of any applicable SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower ~~Agent~~ will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower ~~Agent~~ shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.16. If the Lender determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Lender without reference to clause (c) of the definition of “Alternate Base Rate” until the Lender revokes such determination.

(b)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Lender and the Borrower ~~Agent~~ may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Lender has posted such proposed amendment to the Borrower ~~Agent~~. No replacement of the then-current Benchmark with a Benchmark Replacement pursuant to this Section 2.14 will occur prior to the applicable Benchmark Transition Start Date. Unless and until a Benchmark Replacement is effective in accordance with this clause (b), all Loans shall be converted into Base Rate Loans in accordance with the provisions of clause (a) above.

(c)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)            Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrower ~~Agent~~ of the implementation of any Benchmark Replacement and the effectiveness of any Conforming Changes. The Lender will notify the Borrower ~~Agent~~ and the removal or reinstatement of any tenor of a Benchmark. Any determination, decision or election that may be made by the Lender pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.14.

(e)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or incompliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)            Benchmark Unavailability Period. Upon the ~~Borrower Agent’s~~Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower ~~Agent~~ may revoke any request for the applicable SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower ~~Agent~~ will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon Adjusted Term SOFR (or then-current Benchmark) will not be used in any determination of Alternate Base Rate.

Section 2.15      Increased Costs; Capital Adequacy. (a) If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the Adjusted Term SOFR);

(ii)      subject the Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any SOFR Loan made by it, or change the basis of taxation of any payments to the Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.17 and the imposition of, or any change to, the rate of any Excluded Tax payable by the Lender); or

(iii)     impose on the Lender or the applicable interbank market any other condition affecting this Agreement or SOFR Loans made by the Lender or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any SOFR Loan (or of maintaining its obligation to make SOFR Loans) or to increase the cost to the Lender issuing or maintaining any Letter of Credit or to reduce any amount received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the ~~Borrowers~~Borrower shall pay to the Lender such additional amount or amounts as will compensate it for such additional cost incurred or reduction suffered.

(b)            If the Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by it or Letters of Credit issued by it, to a level below that which the Lender or the Lender’s holding company reasonably could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time following receipt of the certificate referred to in subsection (c) of this Section, the ~~Borrowers~~Borrower shall pay to the Lender such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

(c)            A certificate of the Lender setting forth the amount or amounts necessary to compensate it or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section shall be delivered to the Borrower ~~Agent~~ and shall be rebuttably presumed to be correct. Each such certificate shall contain a representation and warranty on the part of the Lender to the effect that the Lender has complied with its obligations pursuant to Section 2.21 hereof in an effort to eliminate or reduce such amount. The ~~Borrowers~~Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Failure or delay by the Lender to demand compensation pursuant to this Section will not constitute a waiver of its right to demand such compensation; provided that the ~~Borrowers~~Borrower will not be required to compensate the Lender pursuant to this Section for any increased cost or reduction incurred more than one year before it notifies the Borrower ~~Agent~~ of the Change in Law giving rise to such increased cost or reduction and of its intention to claim compensation therefor. However, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the one year period referred to above will be extended to include the period of retroactive effect thereof.

Section 2.16       Break Funding Payments. If (a) any principal of any SOFR Loan is repaid on a day other than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) any SOFR Loan is converted on a day other than the last day of an Interest Period applicable thereto, or (c) the ~~Borrowers fail~~Borrower fails to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, then the ~~Borrowers~~Borrower shall compensate the Lender for its loss, cost and expense attributable to such event. In the case of a SOFR Loan, such loss, cost and expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Term SOFR that would have been applicable to such Loan, for the period from the date of such event to the end of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have begun on the date of such failure), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which the Lender would bid were it to bid, at the beginning of such period, for dollar deposits of a comparable amount and period from other banks in the applicable interbank market. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower ~~Agent~~ and shall be conclusive absent demonstrable error. The ~~Borrowers~~Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17       Taxes. (a) All payments by or on account of any obligation of any Loan Party under the Loan Documents shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that, if a Loan Party shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable will be increased as necessary so that, after all required deductions and withholdings (including deductions applicable to additional sums payable under this Section) are made, the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Loan Party shall make such deductions or withholdings and (iii) the applicable Loan Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law.

(b)            In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)            The Loan Parties shall indemnify the Lender, within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by the Lender or required to be withheld or deducted from a payment to the Lender with respect to any payment by or obligation of the ~~Borrowers~~Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (unless such penalties, interest or expenses arise by reason of the gross negligence or willful misconduct of such Lender), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.      A certificate as to the amount of any such payment delivered to the Borrower ~~Agent~~ by the Lender shall be conclusive absent demonstrable error. If the ~~Borrowers have~~Borrower has indemnified the Lender pursuant to this Section 2.17(c), the Lender shall take such steps as the Borrower ~~Agent~~ shall reasonably request (at the ~~Borrowers’~~Borrower’s expense) to assist the ~~Borrowers~~Borrower in recovering the Indemnified Taxes or Other Taxes and any penalties or interest attributable thereto; provided that the Lender shall not be required to take any action pursuant to this Section 2.17(c) unless, in the reasonable judgment of the Lender, such action (i) would not subject the Lender to any unreimbursed cost or expense and (ii) would not otherwise be disadvantageous to the Lender.

(d)            [Reserved].

(e)            As soon as practicable after the ~~Borrowers pay~~Borrower pays any Indemnified Taxes or Other Taxes to a Governmental Authority, the Borrower ~~Agent~~ shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(f)            The Lender shall deliver to the Borrower ~~Agent~~, at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower ~~Agent~~ as will permit payments to be made hereunder or under any other Loan Document without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Foreign Lender shall to the extent requested by the Borrower ~~Agent~~ (i) furnish either (a) two (2) accurate and complete originally executed U.S. Internal Revenue Service Forms W-8BEN (or successor form) (b) two (2) accurate and complete originally executed U.S. Internal Revenue Service Forms W-8ECI (or successor form) or (c) two (2) accurate and complete originally executed U.S. Internal Revenue Service Forms W-8IMY and all requisite supporting documentation, certifying, in each case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) to the extent it may lawfully do so at such times, upon reasonable request by the Borrower ~~Agent~~, provide a new Form W-8BEN (or successor form), Form W-8ECI (or successor form) or Form W-8IMY (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code and is claiming the “portfolio interest exemption” under Section 881(c) of the Internal Revenue Code shall also furnish a “Non-Bank Certificate” in the form from time to time specified by the Borrower ~~Agent~~ if it is furnishing a Form W-8BEN. If a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower ~~Agent~~, at such time or times reasonably requested by the Borrower ~~Agent~~, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower ~~Agent~~ as may be necessary for the ~~Borrowers~~Borrower to comply with their obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the immediately preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)            If the Lender is not a Foreign Lender it shall furnish two accurate and complete originally executed U.S. Internal Revenue Service Forms W-9 (or successor form) certifying that the Lender is exempt from U.S. federal backup withholding tax.

(h)            The provisions of this Section 2.17 shall survive the termination of this Agreement and repayment of the Loans.

Section 2.18 Payments Generally. (a) The ~~Borrowers~~Borrower shall make each payment required to be made by them under the Loan Documents (whether of principal, interest or fees, reimbursement of LC Disbursements, or amounts payable under Section 2.15, 2.16 or 2.17(c) or otherwise) before the time expressly required under the relevant Loan Document for such payment (or, if no such time is expressly required, before noon, Prevailing Eastern Time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amount received after such time on any day may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its offices at 115 S. LaSalle Street, Chicago, IL 60603 (or such other address as may from time to time be designated by the Lender to the Borrower ~~Agent~~ in writing). Unless otherwise specified herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day and, if such payment accrues interest, interest thereon will be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.

(b)  If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder.

Section 2.19      [Reserved].

Section 2.20      [Reserved].

Section 2.21 Lender’s Obligation to Mitigate. If the Lender requests compensation under Section 2.15, or if the ~~Borrowers are~~Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.17, then the Lender shall use all commercially reasonable efforts to mitigate or eliminate the amount of such compensation or additional amount, including without limitation, by designating a different lending office for funding or booking its Loans hereunder or by assigning its rights and obligations hereunder to another of its offices, branches or affiliates; provided that the Lender shall not be required to take any action pursuant to this Section 2.21 unless, in the reasonable judgment of the Lender, such designation or assignment or other action (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future, (ii) would not subject the Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to the Lender in any material respect. The ~~Borrowers~~Borrower shall pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

Section 2.22 Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable lending office to make, maintain or fund SOFR Borrowings, or to determine or charge interest rates based upon the Adjusted Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, dollars in the applicable interbank market, then, on notice thereof by the Lender to the Borrower ~~Agent~~, any obligation of the Lender to make or continue SOFR Borrowings or to convert Base Rate Borrowings to SOFR Borrowings shall be suspended until the Lender notifies the Borrower ~~Agent~~ that the circumstances giving rise to such determination no longer exist, which notice the Lender agrees to give promptly following such determination. Upon receipt of such notice, the ~~Borrowers~~Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all SOFR Borrowings from the Lender to Base Rate Borrowings, either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such SOFR Borrowings to such day, or immediately, if the Lender may not lawfully continue to maintain such SOFR Borrowings. Upon any such prepayment or conversion, the ~~Borrowers~~Borrower shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

~~Each~~The Borrower ~~jointly and severally~~ represents and warrants to the Lender that:

Section 3.01      Organization; Powers. Each Loan Party and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02     Authorization; Enforceability. The Financing Transactions to be entered into by each Loan Party are within its corporate, limited liability company or similar company powers and have been duly authorized by all necessary corporate, limited liability company (or similar) action and, if required, stockholder or other equity holder action. This Agreement has been duly executed and delivered by the ~~Borrowers~~Borrower and constitutes, and each other Loan Document to which a Loan Party is to be a party, when executed and delivered by, as the case may be, a Borrower or such other Loan Party, will constitute, a legal, valid and binding obligation of, as the case may be, such Borrower or such other Loan Party, in each case enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

Section 3.03     Governmental Approvals; No Conflicts. The Financing Transactions and the use of the proceeds thereof (a) do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority or any exchange under which a Borrower’s Equity Interests are traded, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable Law or the charter, by-laws, limited liability company agreement or other organizational documents of the Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its properties, or give rise to a right thereunder to require the Borrower to make any payment, where such default or payment reasonably can be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any property of any Loan Party (except for Liens created pursuant to the Loan Documents).

Section 3.04     Financial Statements; No Material Adverse Change. (a) The Parent has heretofore furnished to the Lender (i) the audited Consolidated balance sheet of the Parent and its Subsidiaries as of December 31, 2018 and the related Consolidated statements of income and cash flows for the Fiscal Year then ended, reported on by Ernst & Young LLP, independent public accountants, and (ii) the unaudited Consolidated balance sheet of the Parent and its Subsidiaries as of September 30, 2019 and the related Consolidated statements of income and cash flows for the Fiscal Quarter then ended and for the portion of the Fiscal Year then ended, all certified by the Parent’s chief financial officer. Such financial statements present fairly, in all material respects, the Consolidated financial position of the Parent and its Subsidiaries as of such dates and its Consolidated results of operations and cash flows for such periods in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above and show all Material Debt and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof. None of the Parent or any of its Subsidiaries has on the date hereof any material contingent liabilities, material liabilities for taxes, material unusual forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets as at said dates.

(b)            Since December 31, 2018 there has been no material adverse change in the business, operations, properties, assets, financial condition, contingent liabilities or material agreements of the Parent and its Subsidiaries, taken as a whole.

(c)            The Parent has heretofore furnished to the Lender the annual Statutory Statement of each Insurance Subsidiary for the fiscal year thereof ended December 31, 2018, and the quarterly Statutory Statement of each Insurance Subsidiary for the fiscal quarter ended June 30, 2019, in each case as filed with the Applicable Insurance Regulatory Authority. All such Statutory Statements present fairly in all material respects the financial condition of each Insurance Subsidiary as at, and the results of operations for, the fiscal year ended December 31, 2018, and fiscal quarter ended June 30, 2019, in accordance with statutory accounting practices prescribed or permitted by the Applicable Insurance Regulatory Authority. As of the date hereof and as of the First Amendment Effective Date, since December 31, 2018, there has been no material adverse change in the financial condition, operations or business of any Material Insurance Subsidiary from that set forth in its respective Statutory Statement as at December 31, 2018.

Section 3.05 Insurance Licenses. Schedule T to the most recent annual Statutory Statement of each Domestic Insurance Subsidiary lists all of the jurisdictions in which such Domestic Insurance Subsidiary holds active licenses (including, without limitation, licenses or certificates of authority from Applicable Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business or to act as an insurance agent or broker (collectively, the “Licenses”)~~, and Schedule 3.05 hereto lists all of the jurisdictions in which JRG Reinsurance holds active Licenses (including, without limitation, Licenses from Applicable Insurance Regulatory Authorities)~~. Each Insurance Subsidiary is in compliance in all material respects with each License held by it. No License (to the extent material) is the subject of a proceeding for suspension or revocation or any similar proceedings, there is no sustainable basis for such a suspension or revocation, and to the knowledge of ~~each~~the Borrower no such suspension or revocation has been threatened by any Applicable Insurance Regulatory Authority except in any such case where such proceedings would not have a Material Adverse Effect.

Section 3.06      Parent Subsidiaries.

(a)            As of the First Amendment Effective Date, the Parent has no Subsidiaries, other than those set forth on Part A of Schedule 3.06. Part A of Schedule 3.06 accurately identifies as of the First Amendment Effective Date the jurisdiction under the Laws of which each such Subsidiary is formed. The last sentence of the definition of “Material Subsidiary” identifies all of the Parent’s Subsidiaries that are Material Subsidiaries as of the First Amendment Effective Date.

(b)            Set forth on Part B of Schedule 3.06 is a complete and correct list of all Investments (other than (i) Investments disclosed in Part A of said Schedule 3.06 and any other Investments existing as of the date hereof permitted under Section 6.04 and (ii) Guarantees of Debt the aggregate principal or face amount of which Debt is less than $5,000,000) held by the Parent or any of its Subsidiaries in any Person on the date hereof and, for each such Investment, (A) the identity of the Person or Persons holding such Investment and (B) the nature of such Investment. Except as disclosed in Part B of Schedule 3.11, ~~each~~the Borrower and each of its Subsidiaries owns, free and clear of all Liens, all such Investments.

Section 3.07      Litigation. There is no action, suit, arbitration proceeding or other proceeding, inquiry or investigation, at Law or in equity, before or by any arbitrator or Governmental Authority pending against any Loan Party or any Subsidiary or of which any Loan Party or any Subsidiary has otherwise received notice or which, to the knowledge of a Loan Party, is threatened against any Loan Party or any Subsidiary (i) as to which, but after giving effect to any applicable insurance claim reserve, there is a reasonable possibility of an unfavorable decision, ruling or finding which would reasonably be expected to result in a Material Adverse Effect or (ii) that involves any of the Loan Documents or the Financing Transactions or the use of the proceeds thereof.

Section 3.08      Compliance with Laws and Agreements; Anti-Terrorism Laws. (a) Each Loan Party is in compliance with all Laws of any Governmental Authority applicable to it or its property (including (i) all Environmental Laws, (ii) ERISA, (iii) applicable Laws dealing with intellectual property, and (iv) the Fair Labor Standards Act and other applicable Law dealing with such matters) and all indentures, agreements and other instruments binding on it or its property, except where failures to do so, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

(b)            Without limiting the generality of paragraph (a), above, each Insurance Subsidiary is in compliance, in all material respects, with its Applicable Insurance Code and the other requirements applicable to it of its Applicable Insurance Regulatory Authority.

(c)            None of any Loan Party or any Subsidiary is in violation in any material respect of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d)            None of any Loan Party or any Affiliate thereof or their respective agents acting or benefiting in any capacity in connection with the Financing Transactions, is any of the following (each a “Blocked Person”):

(i)         a Person that is listed in the annex to the Executive Order No. 13224;

(ii)        a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to the Executive Order No. 13224;

(iii)       a Person with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)       a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v)        a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list;

(vi)       a Person that is, or is owned or controlled by Persons that are (1) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the government of Canada, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (2) located, organized or resident in a country or territory that is the subject of Sanctions, including Crimea, Cuba, Iran, North Korea, and Syria; or

(vii)      a Person that is affiliated or associated with a Person listed above.

(e)            None of any Loan Party, any Subsidiary or any of their agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(f)            Each Loan Party, any Subsidiary and any of their agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder are in compliance with all applicable Sanctions in all material respects. Each Loan Party and its Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with applicable Sanctions.

Section 3.09       Investment Company Status. No Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.10       Taxes. The Parent’s Domestic Subsidiaries and Carolina Re are members of an affiliated group of entities filing consolidated returns for Federal income tax purposes, of which James River is the “common parent” (within the meaning of Section 1504 of the Code) of such group. The Parent and its Subsidiaries have filed all United States income tax returns, Bermuda income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Parent or any of its Subsidiaries. The charges, accruals and reserves on the books of the Parent and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Parent, adequate. No Loan Party has given or been requested to give a waiver of the statute of limitations relating to the payment of any Federal, state, local and foreign taxes or other impositions.

Section 3.11      Material Debt Agreements and Liens.

(a)            Part A of Schedule 3.11 is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Debt or any extension of credit (or commitment for any extension of credit) to, or Guarantee by, a Loan Party or any of its Subsidiaries, outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of said Schedule 3.11. The Debt and other obligations of the Loan Parties hereunder and under the other Loan Documents constitute “Senior Indebtedness” (or equivalent term otherwise named) under, and defined in, the documents relating to the Closing Date Trust Preferred Securities and any other of such Debt that is subordinated Debt of a Loan Party.

(b)            Part B of Schedule 3.11 is a complete and correct list of each Lien securing Debt of any Person outstanding on the date hereof and on the Closing Date the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000 and covering any property of a Loan Party or any of its Subsidiaries, and the aggregate Debt secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part B of said Schedule 3.11.

Section 3.12     Environmental Matters. Each of the Loan Parties and its Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization would not (either individually or in the aggregate) have a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect and each of the Loan Parties and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply therewith would not (either individually or in the aggregate) have a Material Adverse Effect.

Section 3.13      Equity Obligations. Except as set forth on Schedule 3.13, there are no outstanding obligations of the Parent or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Equity Interests of the Parent.

Section 3.14      No Reliance. Each Loan Party has made, independently and without reliance upon the Lender, and based on such documents and information as it has deemed appropriate, its own decision to enter into this Agreement and has made (and will continue to make), independently and without reliance upon the Lender, and based on such documents and information as it has deemed appropriate (or shall deem appropriate at the time), its own legal, credit and tax analysis of the transactions contemplated hereby.

Section 3.15      ERISA. Compliance by the Loan Parties and their Subsidiaries with the provisions hereof and Loans and Letters of Credit contemplated hereby will not involve any Prohibited Transaction within the meaning of ERISA or section 4975 of the Internal Revenue Code or any breach of any other comparable foreign Law. Each Loan Party and each of its Subsidiaries, (i) has fulfilled all obligations under minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multiemployer Plan or a Multiple Employer Plan, (ii) has satisfied all respective contribution obligations in respect of each Multiemployer Plan and each Multiple Employer Plan, (iii) is in compliance in all respects with all other applicable provisions of ERISA and the Code with respect to each Plan, each Multiemployer Plan and each Multiple Employer Plan, and (iv) has not incurred any liability under the Title IV of ERISA to the PBGC with respect to any Plan, any Multiemployer Plan, any Multiple Employer Plan, or any trust established thereunder, except (with respect to any matter specified in any of the above clauses), for such matters as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Plan or trust created thereunder has been terminated, and there have been no ERISA Events, with respect to any Plan or trust created thereunder or with respect to any Multiemployer Plan or Multiple Employer Plan, which termination or ERISA Event has or reasonably could result in the termination of such Plan, Multiemployer Plan or Multiple Employer Plan and give rise to a liability of a Loan Party or any ERISA Affiliate in respect thereof which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.15 hereto, neither a Loan Party nor any ERISA Affiliate is at the date hereof, or has been at any time within the five years preceding the date hereof, an employer required to contribute to any Multiemployer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in section 4001 of ERISA) in any Multiemployer Plan or Multiple Employer Plan. Each Plan that is intended to be so qualified under section 401(a) of the Code in fact is so qualified, except for any failure of qualification which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Neither any Loan Party nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed prior to the date hereof to the Lender in writing or on any financial statements of the Parent and its Subsidiaries or any ERISA Affiliate provided to the Lender or except for such contingent liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.16      Regulation U. Neither the Parent nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying any such margin stock. No proceeds of any Loan or drawings under any Letter of Credit will be used directly or indirectly to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 3.17      Disclosure. Each Loan Party has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. All of the reports, financial statements, certificates and other written information (other than projected financial information) that have been made available by or on behalf of any Loan Party to the Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder, are complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; provided that, with respect to projected financial information, the ~~Borrowers represent~~Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.   As of the First Amendment Effective Date, the information included in the Beneficial Ownership Certificate is true and correct in all material respects.

Section 3.18      Solvency. Immediately after the Financing Transactions to occur on the First Amendment Effective Date are consummated and after giving effect to the application of the proceeds of each Loan made on the First Amendment Effective Date and after giving effect to the application of the proceeds of each Loan made on any other date, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (c) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the First Amendment Effective Date.

~~Section 3.19 Insurance Act. JRG Reinsurance has not received any direction or other notification pursuant to Section 32 of Insurance Act 1978 of Bermuda. JRG Reinsurance does not carry on long term business for the purposes of the Insurance Act 1978~~

ARTICLE 4

CONDITIONS

Section 4.01      Closing Date. The obligations of the Lender to make Loans and to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied or waived by the Lender:

(a)            The Lender shall have received counterparts hereof signed by the Borrowers and the Lender.

(b)            The Lender shall have received a favorable written opinion letter addressed to the Lender and dated the Closing Date of Bryan Cave LLP, counsel for the Loan Parties, and Conyers, Dill & Pearman Limited, Bermuda counsel to the Parent and JRG Reinsurance Company Ltd., which opinion letters shall cover such matters relating to the Loan Parties, the Loan Documents or the Financing Transactions as the Lender shall reasonably request and otherwise shall be in form and content reasonably satisfactory to the Lender. The Parent requests such counsel to deliver such opinion letters.

(c)            The Lender shall have received such documents and certificates as the Lender or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party and its Material Subsidiaries, the authorization for and validity of the Financing Transactions and any other legal matters relating to each Loan Party, its Material Subsidiaries, the Loan Documents or the Financing Transactions, all in form and substance satisfactory to the Lender and its counsel.

(d)            The Lender shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Parent, confirming compliance with the conditions set forth in clauses (b), (c) and (d) of Section 4.02.

(e)            Since December 31, 2016, no event, development or circumstance has occurred that has had or would reasonably be expected to have a Material Adverse Effect.

(f)            The Lender shall not have become aware of any information or other matter affecting the Loan Parties or the Financing Transactions which was in existence prior to the date of this Agreement and is inconsistent in a material and adverse manner with any such information or other matter disclosed to them prior to the date of this Agreement.

(g)            Each Guarantor shall have executed and delivered to the Lender of its Payment Guaranty in form and substance satisfactory to the Lender.

(h)            The Parent shall have paid all fees and other amounts due and payable to the Lender on or before the Closing Date, including, to the extent invoiced, all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrowers under the Loan Documents, including the fees payable pursuant to Section 2.12(b).

(i)            All consents and approvals required to be obtained from any Applicable Insurance Regulatory Authority or other Governmental Authority or other Person in connection with the Financing Transactions shall have been obtained and be in full force and effect, except where failure to obtain such approval or consent would not have a Material Adverse Effect.

(j)             [Reserved.]

(k)            The Parent shall have delivered to the Lender evidence reasonably satisfactory to the Lender that the Best Rating of each Insurance Subsidiary is not lower than “A-”.

(l)            The Lender shall have received from JRG Reinsurance Company Ltd. evidence reasonably satisfactory to the Lender that no approval of any Applicable Insurance Regulatory Authority is required for issuances of Letters of Credit with respect to which JRG Reinsurance Company Ltd. is obligated under either of the Secured Facility or the Unsecured Facility and its pledge of Eligible Collateral under the Secured Facility, with such Debt and other obligations of JRG Reinsurance Company Ltd. hereunder in each case ranking at least equally with claims of other creditors (including policy holders) of JRG Reinsurance Company Ltd., or, if such approval is required, that JRG Reinsurance Company Ltd. has obtained such approval (the “Regulatory Condition Satisfaction”).

(m)           JRG ~~Re~~Reinsurance Company Ltd. shall have executed and delivered to the Lender a Pledge Agreement, a Control Agreement and such other Security Documents as the Lender may reasonably require.

(n)            The Lender shall have received from the Loan Parties such other certificates and other documents as the Lender may reasonably have requested, including the promissory note complying with Section 2.09(d), if requested by the Lender.

Section 4.02      Conditions to Initial Utilization and Each Subsequent Utilization. The obligation of the Lender to make a Loan on the occasion of any Borrowing (including the initial Borrowing), and the obligation of the Lender to issue, amend, renew or extend any Letter of Credit, is each subject to receipt of the ~~Borrower Agent’s~~Borrower’s request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)            The Closing Date shall have occurred.

(b)            Immediately before and immediately after giving effect to such Borrowing or issuance, amendment, renewal or extension of such Letter of Credit, no Default shall have occurred and be continuing.

(c)            The representations and warranties of the ~~Borrowers~~Borrower set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to such qualification therein) in all respects as of such date.

(d)            Immediately before and after such Borrowing is made, ~~or a Letter of Credit is issued, amended, renewed or extended, as applicable,~~ the Secured Facility Exposure will not exceed the Secured Facility Maximum Amount and the Unsecured Facility Exposure will not exceed the Unsecured Facility Maximum Amount.

(e)            In the case of ~~the issuance of a Secured Facility Letter of Credit or~~ the making of a Secured Loan, the ~~Borrowers~~Borrower shall have deposited with the Lender pursuant to the Security Documents Eligible Collateral having a Collateral Value of not less than the amount of such ~~Letter of Credit or~~ Loan, and the Secured Facility Exposure shall not exceed the aggregate Collateral Value of the Eligible Collateral then held by the Lender.

(f)             ~~A Financial Officer of JRG Reinsurance shall have executed and delivered to the Lender a certificate in form and substance reasonably satisfactory to the Lender that the Regulatory Condition Satisfaction remains effective.~~

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the ~~Borrowers~~Borrower on the date thereof as to the matters specified in clauses (b), (c) and (d) of this Section.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until this Agreement shall have terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full and in cash, all Letters of Credit have expired or been cancelled, all LC Disbursements have been reimbursed in cash, and all other obligations hereunder and under the other Loan Documents (other than unasserted claims for indemnity) have been paid and satisfied in full and in cash, ~~each~~ Borrower ~~jointly and severally~~ covenants and agrees with the Lender that:

Section 5.01      Financial Statements and Other Information.      The ~~Borrowers~~Borrower shall furnish to the Lender:

(i)        as soon as available and in any event within 120 days after the end of each Fiscal Year, the Parent’s audited Consolidated balance sheet as of the end of such Fiscal Year and the related statements of income and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without qualification or exception and without any qualification or exception as to the scope of such audit and in accordance with generally accepted auditing standards) as presenting fairly in all material respects the financial position, results of operations and cash flows of the Parent and its Subsidiaries on a Consolidated basis in accordance with GAAP;

(ii)       as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year ~~(and within 60 days after the end of each fourth Fiscal Quarter of each Fiscal Year)~~, its Consolidated balance sheet as of the end of such Fiscal Quarter and the related statements of income and cash flows for such Fiscal Quarter and for the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as (A) reflecting all adjustments (which adjustments are normal and recurring unless otherwise disclosed) necessary for a fair presentation of the results for the period covered and (B) if the Parent is an SEC reporting company (or equivalent under foreign Law), having been prepared in accordance with the applicable rules of the SEC (or foreign equivalent) or, otherwise, having been prepared in accordance with GAAP;

(iii)     concurrently with each delivery of financial statements under clause (i) or (ii) above, a certificate of a Financial Officer of the Parent (A) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11 and Section 6.12, (C) certifying that all representations and warranties of the Loan Parties under Article 3 are true and correct in all material respects as of the date of such certificate, (D) certifying the Leverage Ratio (with accompanying computation thereof in reasonable detail) as of the end of such Fiscal Quarter or Fiscal Year, as the case may be, (E) certifying the Best Rating of each Insurance Subsidiary as of the end of such Fiscal Quarter or Fiscal Year, as the case may be, and (F) identifying any change(s) in GAAP or in the application thereof that have become effective since the date of, and have had an effect in any material respect on, the Parent’s most recent audited financial statements referred to in Section 3.04 or delivered pursuant to this Section (and, if any such change has become effective, specifying the effect of such change on the financial statements accompanying such certificate), unless such change(s) are expressly identified in such financial statements accompanying such certificate;

(iv)     concurrently with each delivery of financial statements under clause (i) above, (A) a certificate of the accounting firm that reported on such financial statements stating whether during the course of their examination of such financial statements they obtained knowledge of any Default (which certificate may be limited to the extent required by accounting rules or guidelines) and (B) a certificate of a Financial Officer identifying any Subsidiary that has been formed or acquired during the Fiscal Year covered by such financial statements;

(v)      for so long as the Parent is an SEC reporting company (or equivalent under foreign Law), promptly after the same become publicly available, copies of all periodic and other material reports and proxy statements filed by the Parent or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC (or foreign equivalent thereof);

(vi)     promptly upon the effectiveness of any material amendment or modification of, or any waiver of the rights of a Loan Party or any Material Subsidiary under, the certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents of a Loan Party or any Material Subsidiary;

(vii)     ~~as soon as available and in any event within 25 days after the end of each calendar month, a certificate executed by a Financial Officer of the Parent as of the last day of such calendar month setting forth (A) the undrawn amount of each Secured Facility Letter of Credit outstanding on such date, (B) an itemization of the Eligible Collateral securing each such Letter of Credit, and (C) the Collateral Value thereof on such date, and~~[reserved], and

(viii)   any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification as soon as possible and in no event later than five (5) Business Days after the ~~Borrowers have~~Borrower has knowledge of any such change in such information, and

(ix)      promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of a Loan Party and its Subsidiaries, or compliance with the terms of any Loan Document, as the Lender may reasonably request;

provided that for so long as the Parent is an SEC reporting company (or equivalent under foreign Law), any information or document that is required to be furnished by any of clauses (i), (ii), (v), and (vi) of this Section 5.01 and that is filed with the SEC via the EDGAR filing system shall be deemed to be furnished so long as the Parent provides to the Lender electronic or written notice of the posting of such information or document.

Section 5.02      Insurance Subsidiary Reporting. The ~~Borrowers~~Borrower shall furnish to the Lender copies of the following:

(i)        promptly after filing with the Applicable Insurance Regulatory Authority and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of each Insurance Subsidiary ~~(and within 60 days after the end of each fourth fiscal period of each fiscal year of each Insurance Subsidiary)~~, its quarterly Statutory Statement for such quarterly fiscal period, together with the opinion thereon of a senior financial officer of such Insurance Subsidiary stating that such Statutory Statement presents the financial condition of such Insurance Subsidiary for such quarterly fiscal period in accordance with statutory accounting practices required or permitted by the Applicable Insurance Regulatory Authority;

(ii)      promptly after filing with the Applicable Insurance Regulatory Authority and in any event within 180 days after the end of each fiscal year of each Insurance Subsidiary, the annual Statutory Statement of such Insurance Subsidiary for such year, together with (a) the opinion thereon of a senior financial officer of such Insurance Subsidiary stating that said annual Statutory Statement presents the financial condition of such Insurance Subsidiary for such fiscal year in accordance with statutory accounting practices required or permitted by the Applicable Insurance Regulatory Authority, (b) a certificate of a valuation actuary affirming the adequacy of reserves taken by such Insurance Subsidiary in respect of future policyholder benefits as at the end of such fiscal year (as shown on such Statutory Statement) and (c) for each Material Insurance Subsidiary, the report of Ernst & Young LLP (or other independent certified public accountants of recognized national standing) on the annual Statutory Statements delivered pursuant to this clause (ii);

(iii)      within 120 days after the close of each fiscal year of each Insurance Subsidiary, a copy of the “Statement of Actuarial Opinion” for such Insurance Subsidiary which is provided to the Applicable Insurance Regulatory Authority (or equivalent information should such Applicable Insurance Regulatory Authority no longer require such a statement), which statement shall be in the format prescribed by the Applicable Insurance Code of such Insurance Subsidiary;

(iv)     promptly after any Insurance Subsidiary receives the results of a triennial examination by the NAIC of the financial condition and operations of such Insurance Subsidiary or any of its Subsidiaries (or results of an equivalent examination by a similar foreign body), a copy thereof;

(v)      promptly following the delivery or receipt by a Loan Party or any of its Insurance Subsidiaries of any correspondence, notice or report to or from any Applicable Insurance Regulatory Authority that relates, to any material extent, to the financial viability of any of its Subsidiaries, a copy thereof;

(vi)     within five Business Days after receipt, notice from any Applicable Insurance Regulatory Authority of any threatened or actual proceeding for suspension or revocation of any License or any similar proceeding with respect to any such License; and

(vii)     promptly, notice of any denial of coverage, litigation, or arbitration arising out of any Reinsurance Agreements to which any Insurance Subsidiary is a party which denial, litigation or arbitration involves $10,000,000 or more.

The Parent shall cause a Best Rating to be in effect with respect to each of its Insurance Subsidiaries at all times.

Section 5.03      Notice of Material Events. The ~~Borrowers~~Borrower shall furnish to the Lender prompt written notice of the following:

(i)        the occurrence of any Default;

(ii)       the filing or commencement of any action, suit or proceeding by or before any arbitrator, Governmental Authority or Applicable Insurance Regulatory Authority against or affecting a Loan Party or any Material Subsidiary that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or the filing any other legal or arbitral proceedings, and any material development in respect of such legal or other proceedings, affecting a Loan Party or any of its Subsidiaries, except proceedings that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect;

(iii)      the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liabilities of a Loan Party and its Subsidiaries in an aggregate amount exceeding $10,000,000;

(iv)      the occurrence of any change in the Best Rating of an Insurance Subsidiary;

(v)       on or prior to the effectiveness of any amendment to the terms of any Material Debt (other than Debt owed to an Applicable FHLB), or the effectiveness of any agreement governing any Debt in replacement or exchange thereof, a copy of such amendment or agreement (other than Debt owed to an Applicable FHLB); provided that promptly upon the request of the Lender from time to time, the ~~Borrowers~~Borrower shall provide to the Lender copies of agreements and other documents evidencing, securing or otherwise governing Debt owed by any Domestic Insurance Subsidiary to its Applicable FHLB;

(b)            any change in any Applicable Insurance Code that could reasonably be expected to have a Material Adverse Effect, promptly upon a Financial Officer’s (a) becoming aware of such change and (b) reaching the belief that such change could reasonably be expected to have a Material Adverse Effect;

(c)            any change in the published financial strength rating by Best of any Person to which any Insurance Subsidiary has ceded risk (that is not secured by such Person’s delivery to such Insurance Subsidiary of a letter of credit or a pledge of cash collateral) in excess of $5,000,000 pursuant to a Reinsurance Agreement if such change causes such published rating to be “B++” or lower; and

(d)            any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.04      Existence; Conduct of Business. (a) Except as otherwise permitted by the provisions of Section 6.03, each Loan Party shall, and shall cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business.

(b)  Without limiting the generality of paragraph (a), above, the ~~Borrowers~~Borrower shall cause each Insurance Subsidiary at all times to comply, in all material respects, with its Applicable Insurance Code and the other requirements applicable to it of its Applicable Insurance Regulatory Authority.

Section 5.05      Payment of Obligations. Each Loan Party shall, and shall cause each of its Material Subsidiaries to, pay all of its Material Debt and other material obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Material Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 5.06     Insurance. Each Loan Party shall keep itself and all of its insurable properties, and shall cause each Material Subsidiary to keep itself and all of its insurable properties, insured at all times to such extent, by such insurers, and against such hazards and liabilities as is customarily carried by prudent businesses of like size and enterprise; and promptly upon the Lender’s written request upon and during the continuance of an Event of Default, each Loan Party shall furnish to the Lender such information about any such insurance as the Lender may from time to time reasonably request; provided that, nothing in this Section 5.06 shall be deemed to require any of the Parent’s Material Subsidiaries to enter into any Reinsurance Agreement and provided, further, that the Loan Parties and their Material Subsidiaries may self-insure against such hazards and risks, and in such amounts as is customary for corporations of a similar size and in similar lines of business.

Section 5.07      NAIC Ratio. In the event that the NAIC or any Applicable Insurance Regulatory Authority shall at any time promulgate any risk-based capital ratio requirements or guidelines, the ~~Borrowers~~Borrower shall cause each Domestic Insurance Subsidiary that is a Material Insurance Subsidiary to comply with the minimum requirements or guidelines applicable to it as established by the NAIC or such Applicable Insurance Regulatory Authority.

Section 5.08      Proper Records; Rights to Inspect. Each Loan Party shall, and shall cause each of its Material Subsidiaries to, keep proper books of record and account in which complete and correct entries are made of all transactions relating to its business and activities. The Loan Parties shall, and shall cause each of their Material Subsidiaries to, permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, directors and employees, all at such reasonable times and as often as reasonably requested, but, other than in exigent circumstances, taking into account periodic accounting and regulatory compliance demands on the Loan Parties and their Subsidiaries.

Section 5.09      Compliance with Laws.

(a)            Each Loan Party shall, and shall cause each of its Material Subsidiaries to, comply with all Laws of any Governmental Authority (including all Environmental Laws and ERISA and the respective rules and regulations thereunder) applicable to it or its property, other than such Laws, rules or regulations (i) the validity or applicability of which a Loan Party or any Subsidiary is contesting in good faith by appropriate proceedings or (ii) the failure to comply with which cannot reasonably be expected to result in a Material Adverse Effect.

(b)            Without limiting the generality of the foregoing, each Loan Party and its Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law. The Loan Parties shall deliver to the Lender any certification or other evidence reasonably requested from time to time by the Lender in its reasonable discretion, confirming their compliance with this Section 5.09. Each Loan Party will maintain in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries, and any of their agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder with applicable Sanctions.

Section 5.10      Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only to finance the general corporate purposes of the ~~Borrowers~~Borrower (including, without limitation, liquidity, acquisitions (except to the extent restricted pursuant to this Agreement), and working capital needs of the ~~Borrowers and their~~Borrower and its Subsidiaries). No part of the proceeds of any Loan will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations U and X. Letters of Credit will be requested and used only to finance the general corporate purposes (including working capital needs) of the ~~Borrowers and their~~Borrower and its Subsidiaries, and will not be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations U and X. Each Loan Party will not, directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person.

Section 5.11      Collateral. Prior to the Parent providing any Eligible Collateral under the Secured Facility, the Parent shall have executed and delivered to the Lender a Pledge Agreement, a Control Agreement and such other Security Documents as the Lender may reasonably require, together with an opinion delivered to the Lender, each in form and substance reasonably satisfactory to the Lender.

Section 5.12      Additional Covenants. If at any time a Loan Party or any of its Subsidiaries shall enter into or be a party to any instrument or agreement relating to or amending any provisions applicable to the Syndicated Credit Agreement, which includes any material covenants or defaults not substantially provided for in this Agreement or more favorable to the lender or lenders thereunder than those provided for in this Agreement, then the Borrower ~~Agent~~ shall promptly so advise the Lender. Thereupon, if the Lender shall request, upon notice to the Borrower ~~Agent~~, the ~~Borrowers~~Borrower and the Lender shall enter into an amendment to this Agreement or an additional agreement (as the Lender may request), providing for substantially the same material covenants and defaults as those provided for in such instrument or agreement to the extent required and as may be selected by the Lender.

ARTICLE 6

NEGATIVE COVENANTS

Until this Agreement shall have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full and in cash, all Letters of Credit have expired or been cancelled, all LC Disbursements have been reimbursed in cash, and all other obligations hereunder and under the other Loan Documents (other than unasserted claims for indemnity) have been paid and satisfied in full and in cash, ~~each~~the Borrower jointly and severally covenants and agrees with the Lender that:

Section 6.01       Debt; Certain Equity Securities; Prepayments. (a) No Loan Party shall, nor shall it permit any of its Material Subsidiaries to, create, incur, assume or permit to exist any Debt, except:

(i)         Debt created under the Loan Documents;

(ii)        Debt in connection with (a) the Closing Date Trust Preferred Securities and (b) unsecured debentures issued by James River, due April 29, 2034 in the amount of $15,000,000;

(iii)       (A) Debt of the Parent to Material Subsidiaries, and (B) Debt of Material Subsidiaries to the Parent or to other Material Subsidiaries;

(iv)        Debt of the Loan Parties and their Material Subsidiaries, including, without limitation, Capital Lease Obligations, secured by Liens permitted under Section 6.02(iv) hereof;

(v)        Debt (but only of Domestic Insurance Subsidiaries) to Applicable FHLBs;

(vi)        Guarantees permitted under Section 6.04(a), Subordinated Debt and Hybrid Securities;

(vii)       ~~Debt consisting of letters of credit obtained from Comerica Bank by JRG Reinsurance in the ordinary course of business so long as that aggregate Debt thereunder does not at any time exceed $125,000,000~~[reserved];

(viii)      Debt under the Syndicated Credit Agreement in an aggregate amount not to exceed $415,000,000 at any time outstanding;

(ix)        additional Debt (excluding the 2022 Preferred Equity) not to exceed $100,000,000 in aggregate principal amount at any time outstanding as to the Parent and its Subsidiaries on a Consolidated basis; provided, however, that the Subsidiary Debt Amount shall not at any time exceed an amount equal to $10,000,000, minus the Guarantor Guaranteed Amount at such time; and

(x)          the 2022 Preferred Equity.

provided that if any of the foregoing Debt is Debt of a Borrower owing to a Subsidiary, such Debt shall be subordinated to the Debt and other obligations of the Loan Parties hereunder and under the other Loan Documents on terms reasonably satisfactory to the Lender.

(b)             No Loan Party shall issue Current Redeemable Equity.

(c)            The Parent shall not, and shall not permit any of its Subsidiaries to, make or offer to make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption, retirement, defeasance, or acquisition for value of any Debt, other than the Debt and other obligations hereunder and under the other Loan Documents.

Section 6.02       Liens. No Loan Party shall, nor shall it permit any of its Material Subsidiaries to, create or permit to exist any Lien on any property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i)         Permitted Liens and Liens created pursuant to the Loan Documents;

(ii)        any Lien on any property of a Loan Party or any Material Subsidiary existing on the date hereof and listed in Schedule 6.02; provided that (A) such Lien shall not apply to any other property of such Loan Party or any Material Subsidiary and (B) such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iii)        any Lien existing on any fixed or capital asset before the acquisition thereof by a Loan Party or any Material Subsidiary or existing on any fixed or capital asset of any Person that first becomes a Material Subsidiary after the date hereof before the time such Person becomes a Material Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Material Subsidiary, (B) such Lien will not apply to any other property or asset of a Loan Party or any Material Subsidiary, (C) such Lien will secure only those obligations which it secures on the date of such acquisition or the date such Person first becomes a Material Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, (D) the principal amount of Debt secured by any such Lien shall at no time exceed 80% of the fair market value (as determined in good faith by a Financial Officer of a Loan Party) of such fixed or capital asset at the time it was acquired (by purchase, construction or otherwise) and (E) the aggregate principal amount of Debt secured by any and all such Liens permitted under this clause (iii) shall not at any time exceed $10,000,000;

(iv)        Liens on fixed or capital assets acquired, constructed or improved by a Loan Party or any Material Subsidiary; provided that (A) such Liens and the Debt secured thereby are incurred before or within 90 days after such acquisition or the completion of such construction or improvement, (B) the Debt secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, (C) such Liens will not apply to any other property of a Loan Party or any Material Subsidiary and (D) the aggregate principal amount of Debt secured by any and all such Liens permitted under this clause (iv) shall not at any time exceed $10,000,000;

(v)         Liens to secure a Debt owing to a Borrower or a Guarantor;

(vi)        Liens on the assets of a Domestic Insurance Subsidiary to secure Debt owing by such Domestic Insurance Subsidiary to its Applicable FHLB;

(vii)       Cash and investment property (other than Equity Interests in any Subsidiary) deposited as collateral to secure letter of credit and other Debt permitted under clause (vii) and clause (ix) of Section 6.01(a), but only so long as the sum of (A) the aggregate undrawn amount of letters of credit secured thereby, plus (B) the aggregate amount of unreimbursed letter of credit drawings secured thereby, plus (C) the aggregate unpaid balance of loan principal or other Debt secured thereby, in each case under both such clauses (vii) and (ix) taken together, does not at any time exceed $100,000,000; and;

(viii)       any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by a Lien permitted by any of clauses (ii), (iii), (iv), (v), (vi) or (vii) of this Section; provided that such Debt under any of clauses (ii), (iii), (iv) and (vi) is not increased (except by the amount of fees, expenses and premiums required to be paid in connection with such refinancing, extension, renewal or refunding) and is not secured by any additional assets; and

(ix)         other Liens under the Syndicated Credit Agreement so long as the aggregate outstanding principal amount of the obligations secured thereby do not exceed $202,500,000.

Section 6.03      Fundamental Changes.

(a)            No Loan Party shall, nor shall it permit any of its Material Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), unless it is a Permitted Acquisition; provided that James River UK may dissolve or merge with the Parent so long as each and all of the following is satisfied: (i) the Parent shall have delivered to the Lender written notice of such merger or dissolution and the intended date of consummation thereof at least 20 Business Days in advance of such intended date of consummation, (ii) such notice is accompanied with copies of the definitive documentation that will effect such merger or dissolution, (iii) no Default exists on the date of such notice and on the date of such consummation, (iv) after giving effect to such merger or dissolution, the Parent shall own 100% of all of the issued and outstanding Equity Interests of each of James River and any other Person that is then a Subsidiary of James River UK, (v) in the case of a merger, the Parent is the surviving Person, (vi) the Parent shall have caused to be delivered to the Lender such opinions of counsel as the Lender may reasonably request, and (vii) the Lender shall not have determined in its good faith judgment that such merger or dissolution impairs or otherwise adversely affects any right or interest of the Lender hereunder or under any other Loan Document.

(b)            No Loan Party shall, nor shall it permit any of its Subsidiaries to, make any Acquisition or otherwise acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person except for (i) purchases of inventory and other property to be sold or used in the ordinary course of business, (ii) Assumed Reinsurance in the ordinary course of business, (iii) Investments permitted under Section 6.04, (iv) capital expenditures in the ordinary course of business, and (v) Permitted Acquisitions.

(c)            No Loan Party shall, nor shall it permit any of its Material Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or Property, whether now owned or hereafter acquired if such conveyance, sale, lease, transfer or disposition would constitute a material portion of the business or Property of the Parent and its Subsidiaries taken as a whole.

(d)             Notwithstanding the foregoing provisions of this Section 6.03:

(i)          any Subsidiary may be merged or consolidated with or into: (A) a Loan Party if such Loan Party shall be the continuing or surviving company or (B) any other Subsidiary; provided that if any such transaction shall be between a Subsidiary and a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving company;

(ii)          any ~~Material~~ Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to a Loan Party or a Wholly Owned Subsidiary of a Loan Party; and

(iii)          any ~~Material~~ Subsidiary may merge or consolidate with or acquire the business, property or Equity Interests and Equity Rights of another Person if (A) both immediately prior to and after giving effect to such merger, consolidation or acquisition, no Default exists, (B) after giving pro forma effect (pursuant to accounting procedures satisfactory to the Lender) to such merger, consolidation or acquisition, the Leverage Ratio as of the Fiscal Quarter most recently ended shall not be greater than 0.35 to 1.0, (C) in the case of an acquisition of Equity Interests and Equity Rights, such ~~Material~~ Subsidiary acquires 100% of the issued and outstanding Equity Interests and Equity Rights of such Person and (D) in the case of a merger or consolidation, the surviving entity is a Wholly Owned Subsidiary of a Loan Party.

Section 6.04       Investments, Loans, Advances, Guarantees and Acquisitions

(a)            No Loan Party shall, nor shall it permit any of its Material Subsidiaries to, make or permit to remain outstanding any Investments except (i) Investments outstanding on the date hereof and identified in Part B of Schedule 3.06, (ii) operating deposit accounts with banks, (iii) Permitted Investments, (iv) (A) the Payment Guaranties, (B) Investments by a Loan Party and its Material Subsidiaries in their respective Subsidiaries; provided that the Loan Parties’ Investments in Foreign Subsidiaries acquired or formed after the First Amendment Effective Date that are not organized under the Laws of Bermuda (exclusive of the Parent’s Investment in James River UK upon and subject to the terms and conditions of this Agreement) shall not exceed $10,000,000 in the aggregate as to all Loan Parties in any Fiscal Year and (C) Guarantees by James River UK of the Debt under the Syndicated Credit Agreement permitted by Section 6.01(a)(viii) and of the Debt permitted by Section 6.01(a)(ix), provided that the Guarantor Guaranteed Amount shall not at any time exceed an amount equal to $10,000,000, minus the Subsidiary Debt Amount at such time, (D) ~~Guarantees by JRG Reinsurance of any Debt of the Parent permitted under clause (i) or cause (ix) of Section 6.01(a)~~[reserved], and (E) Investments by Material Subsidiaries in the Parent permitted by Section 6.01(a)(iii)(A), (v) Hedging Agreements in the ordinary course of a Loan Party’s or such Subsidiary’s business, (vi) so long as no Default exists or would exist after giving effect thereto, the prepayment or acquisition by a Loan Party or any other Subsidiary of its or a Subsidiary’s Trust Preferred Securities notes (and the related Trust Preferred Securities) so long as the aggregate principal amount of all such Trust Preferred Securities notes (and the related Trust Preferred Securities) prepaid or acquired from and after November 8, 2019 does not exceed $10,000,000, (vii) Permitted Acquisitions, and (viii) so long as no Default exists or would exist after giving effect thereto, and subject to the requirements of Section 6.09, Investments in Persons Controlled by ~~D.E. Shaw & Co., L.P.~~Gallatin Point Capital LLC, a Delaware limited ~~partnership~~liability company; provided, however, that none of the foregoing Investments shall consist of a general partnership interest of any partnership, whether general or limited (or equivalent Equity Interest otherwise named).

(b)            The Parent shall not permit any Insurance Subsidiary to make any Investment if, on the date of which such Investment is made and after giving effect thereto, the aggregate value of Investments (other than equity Investments and bank loan participations) held by such Insurance Subsidiary that are rated lower than “2” by the NAIC or are not rated by the NAIC would exceed 5% of the value of total invested assets. As used in this Section 6.04, the “value” of an Investment refers to the value of such Investment that would be shown on the most recent Statutory Statement of the relevant Insurance Subsidiary prepared in accordance with SAP.

Section 6.05       Asset Sales. No Loan Party shall, nor shall it permit any of its Material Subsidiaries to, sell, transfer, lease or otherwise dispose of any property, including any Equity Interest owned by it, nor will (i) the Parent issue any additional Equity Interest in the Parent if such issuance would cause a Change in Control or (ii) any Material Subsidiary issue any additional Equity Interest in such Subsidiary, except:

(a)       sales of used or surplus equipment and Permitted Investments in the ordinary course of business; ~~and~~

(b)       Sale-Leaseback Transactions permitted pursuant to Section 6.07~~.~~; and

(c)       as otherwise expressly permitted by this Agreement.

Section 6.06       Ceded Reinsurance. No Loan Party shall, nor shall it permit any Insurance Subsidiary to:

(a)            enter into any Reinsurance Agreement in respect of ceded risk in excess of $5,000,000 with any Person other than (i) another Insurance Subsidiary, (ii) any Person for which the most recently published financial strength rating by Best is “B+” or higher or, if such Person is not rated by Best, which has a Statutory Surplus (or the equivalent thereof with respect to a Person not domiciled in the United States) of not less than $100,000,000, (iii) any Person that posts security under such Reinsurance Agreement in an amount equal to the total liabilities assumed by such Person, through a letter of credit issued by an “authorized bank” (as such term is defined by the Applicable Insurance Regulatory Authority) or cash collateral deposit or (iv) any other reinsurers acceptable to the Lender, provided however, that for purposes of the foregoing clause (ii), any “NA” designation shall not be considered a rating of Best;

(b)            enter into any Reinsurance Agreement or Reinsurance Agreements with Lloyd’s of London if the aggregate amount of reinsurance ceded thereby would exceed 35% of the aggregate premium volume of reinsurance ceded by the Insurance Subsidiaries; or

(c)            enter into any Surplus Relief Reinsurance except with another Insurance Subsidiary; provided that the Insurance Subsidiaries identified on Schedule 6.06 may continue to maintain (and from time to time replace so long as the amount thereof does not increase) the Surplus Relief Reinsurance in effect on the date hereof and described on Schedule 6.06.

Section 6.07       Sale and Leaseback Transactions. No Loan Party shall, nor shall it permit any of its Material Subsidiaries to, enter into any arrangement with any Person (other than a Loan Party or any of its Material Subsidiaries) providing for the leasing to such Loan Party or any of its Material Subsidiaries for a period of more than five years of any property which has been or is to be sold or transferred by such Loan Party or such Material Subsidiary to such Person or to any other Person (other than a Loan Party or any of its Material Subsidiaries), to which funds have been or are to be advanced by such Person on the security of the property subject to such lease (a “Sale-Leaseback Transaction”) if, after giving effect thereto, the Value (as defined below) of all Sale/Leaseback Transactions at such time would exceed 10% of the Consolidated Net Worth of the Parent at such time. For purposes of this Section 6.07, “Value” shall mean, with respect to any Sale-Leaseback Transaction as at any time, the amount equal to the greater of (a) the net proceeds of the sale or transfer of the property subject to such Sale-Leaseback Transaction and (b) the fair value, in the opinion of the board of directors of the applicable Loan Party of such property at the time of entering into such Sale-Leaseback Transaction, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in such lease; provided that all obligations under such sale-leaseback agreements shall constitute Debt for purposes of calculating compliance with the covenants set forth in this Article 6.

Section 6.08       Restricted Payments. No Loan Party shall declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so unless, both immediately before and after giving pro forma effect to such Restricted Payment, no Default exists or would result therefrom; provided that nothing in this Section shall be construed to restrict payments by a Subsidiary to its immediate parent entity.

Section 6.09       Transactions with Affiliates. Except as expressly permitted by this Agreement, and except for other transactions between or among the Parent and its Wholly Owned Subsidiaries and transactions among its Wholly Owned Subsidiaries, the Loan Parties shall not, nor shall it permit any of their Material Subsidiaries to, directly or indirectly: (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate; (c) merge into or consolidate with or purchase or acquire property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, Guarantees and assumptions of obligations of an Affiliate); provided that (i) any Affiliate who is an individual may serve as a director, officer or employee of a Loan Party or any of its Material Subsidiaries and receive reasonable compensation for his or her services in such capacity; (ii) a Loan Party and its Material Subsidiaries may enter into transactions (other than extensions of credit by such Loan Party or any of its Material Subsidiaries to an Affiliate) providing for the leasing of property, the rendering or receipt of services or the purchase or sale of inventory and other property in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to such Loan Party and its Material Subsidiaries as the monetary or business consideration that would obtain in a comparable transaction with a Person not an Affiliate (or in the case of any management agreement or investment advisory agreement among or between the Parent and its Insurance Subsidiaries, that is approved by the Applicable Insurance Regulatory Authorities); (iii) nothing in this Section 6.09 shall be deemed to prohibit or restrict the making of Restricted Payments by a Subsidiary to, as the case may be, the Parent or the Subsidiary that is its immediate parent entity and (iv) a Loan Party and its Material Subsidiaries may make investments in any Person Controlled by ~~D.E. Shaw & Co., L.P.~~Gallatin Point Capital LLC, a Delaware limited ~~partnership~~liability company, so long as the monetary and other terms of such investment are as advantageous to such Loan Party or Material Subsidiary as would obtain in a comparable investment in a Person not an Affiliate.

Section 6.10       Restrictive Agreements. No Loan Party shall, nor shall it permit any of its Material Subsidiaries to, directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of such Loan Party or any Material Subsidiary to create or permit to exist any Lien on any of its property or (b) the ability of any Material Subsidiary to (1) pay dividends or other distributions with respect to any shares of its capital stock, (2) make or repay loans or advances to such Loan Party or any other Material Subsidiary or (3) Guarantee Debt of a Loan Party or any other Material Subsidiary; provided, however, that (i) the foregoing shall not apply to prohibitions, restrictions or conditions at any time and from time to time imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary prohibitions, restrictions or conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such prohibitions, restrictions or conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of this Section shall not apply to prohibitions, restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such prohibitions, restrictions or conditions apply only to the property securing such Debt, (iv) clause (a) of this Section shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (v) clause (a) of this Section shall not apply to prohibitions, restrictions or conditions imposed by any agreement relating to Debt permitted by this Agreement that expressly excludes from such prohibitions, restrictions or conditions Liens that secure any or all of the Debt and other obligations of the Loan Parties under the Loan Documents, (vi) clause (b)(2) of this Section shall not apply to prohibitions, restrictions or conditions imposed by any agreement relating to Debt permitted by this Agreement that expressly excludes from such prohibitions, restrictions or conditions any and all loans or advances required or permitted to be made or repaid to a Loan Party or a Material Subsidiary pursuant to this Agreement or any other Loan Document, and (vii) clause (b)(3) of this Section shall not apply to prohibitions, restrictions or conditions at any time and from time to time imposed by any agreement relating to Debt permitted by this Agreement that expressly excludes from such prohibitions, restrictions or conditions any Guarantee of any or all of the Debt and other obligations of the Loan Parties at any time and from time to time under the Loan Documents.

Section 6.11       Leverage Ratio. The ~~Borrowers~~Borrower shall not permit the Leverage Ratio as of the end of any Fiscal Quarter ending December 31, 2019 and thereafter to be greater than 0.35 to 1.0.

Section 6.12       Consolidated Net Worth. The ~~Borrowers~~Borrower shall not permit Consolidated Net Worth (a) as of the end of the Fiscal Quarter ending September 30, 2019, to be less than $335,028,000 and (b) as of the end of any Fiscal Quarter thereafter, to be less than an amount equal to (i) the Minimum Net Worth for the immediately preceding Fiscal Quarter, plus (ii) the Fiscal Quarter Increase for such immediately preceding Fiscal Quarter.

Section 6.13       [Reserved].

Section 6.14       [Reserved].

Section 6.15      Minimum Best Ratings. The ~~Borrowers~~Borrower shall not permit the Best Rating of any Insurance Subsidiary at any time to be lower than “A-”.

Section 6.16      Amendment of Material Documents. (a) No Loan Party shall, nor shall it permit any of its Material Subsidiaries to, amend, modify, supplement or waive any of its rights under its certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents, in each case in any manner that would reasonably be expected to have a Material Adverse Effect.

(b)            No Loan Party shall, nor shall it permit any of its Material Subsidiaries to, enter into any amendment, waiver or other modification of any of the Trust Preferred Securities Notes or other Hybrid Securities or any indenture or other agreement governing the Trust Preferred Securities Notes or other Hybrid Securities, or of any document evidencing or otherwise governing any Material Debt (i) if the effect of such amendment, waiver or other modification is to increase the interest rate on such Debt, increase the amount of principal due on any date, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate or make less onerous any such event or default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, or change any collateral therefor (other than to release such collateral) or (ii) if the effect of such amendment or change, together with all other amendments or changes made, is to increase in any material respect the obligations of the obligor thereunder or to confer any additional rights on the holders of such Debt (or a trustee or other representative on their behalf); provided, however, that this Section 6.16(b) shall not prohibit any amendment, waiver or other modification if the effect of such amendment, waiver or other modification is to replace any benchmark interest rate of such Debt based on LIBOR with a benchmark interest rate based on SOFR.

(c)            No Loan Party shall, nor shall it permit any of its Material Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Debt, except:

(i)          payments (other than optional or voluntary prepayments) as and when due in respect of such Subordinated Debt but only to the extent, if any, permitted by the subordination terms, subordination agreement or intercreditor agreement (or equivalent agreement otherwise named) applicable to such Subordinated Debt; and

(ii)         refinancings of such Subordinated Debt with the proceeds of other Subordinated Debt.

Section 6.17      Lines of Business. No Loan Party shall, nor shall it permit any of its Material Subsidiaries to, engage in any line or lines of business activity if doing so would cause less than 80% of a Borrower’s or a Guarantor’s Consolidated respective gross income to be derived from the business of owning and operating property and casualty, specialty and workers’ compensation insurance companies and insurance agencies, as conducted on the date hereof and businesses related or incidental thereto, which shall be deemed to include, without limitation, property and casualty reinsurance businesses and property and casualty premium finance businesses.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01      Events of Default.     If any of the following events (each an “Event of Default”) shall occur:

(a)            the ~~Borrowers~~Borrower shall fail to pay any principal of any Loan when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)            the ~~Borrowers~~Borrower shall fail to pay when due any interest on any Loan or any fee or other amount (except an amount referred to in clause (a) above) payable under any Loan Document, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)            any representation, warranty or certification made or deemed made by or on behalf of a Loan Party or any Material Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)            (i) a Loan Party shall fail to observe or perform any covenant or agreement contained in Section 2.10(b)(i), Section 5.0l(i), Section 5.0l(ii), Section 5.0l (iii), Section 5.0l (iv), Section 5.02, Section 5.03, Section 5.04, Section 5.08, or Section 5.10 or in Article 6, or (ii) an “Event of Default” (as defined in any Security Document) shall occur;

(e)            a Loan Party shall fail to observe or perform any provision of any Loan Document (other than those failures covered by clauses (a), (b), (c) and (d) of this Article 7) and such failure shall continue for 15 days after the earlier of notice of such failure to the Borrower ~~Agent~~ from the Lender or knowledge of such failure by an officer of a Loan Party;

(f)            a Loan Party or any of its Material Subsidiaries shall fail to make a payment or payments (whether of principal or interest and regardless of amount) in respect of any Material Debt when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(g)            any event or condition occurs that (i) results in any Material Debt becoming due before its scheduled maturity, (ii) enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, before its scheduled maturity or (iii) results in the termination of or enables one or more banks or financial institutions to terminate commitments to provide in excess of $5,000,000 aggregate principal amount of credit to a Loan Party or its Material Subsidiaries; provided that, in the case of any event described in clauses (ii) or (iii) that would permit Material Debt to be accelerated or would permit termination of such commitments, as applicable, only after the lapse of a cure period, so long as a Loan Party has notified the Lender immediately upon occurrence of such event, such event shall give rise to an Event of Default hereunder upon expiration of such cure period; and provided, further, that a mandatory prepayment of Material Debt required to be made by reason of the sale or other disposition (including, without limitation, condemnation or insured casualty) of assets securing such Material Debt shall not be deemed to be an event or condition described in any of clauses (i), (ii) and (iii), above; provided, further, that no event described in clause (iii) shall constitute an Event of Default if, as the case may be, such Loan Party or Material Subsidiary obtains a replacement commitment on substantially similar economic terms within ten Business Days after such termination or event or condition enabling termination;

(h)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any of its Material Subsidiaries or its respective debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Loan Party or any of its Material Subsidiaries or for a substantial part of its respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)             a Loan Party or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Loan Party or any of its Material Subsidiaries or for a substantial part of its respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)             a Loan Party or any of its Material Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)            one or more judgments for the payment of money in an aggregate amount exceeding $50,000,000, after giving effect to any insurance covering such judgment, shall be rendered against a Loan Party or any of its Material Subsidiaries and shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed (whether by means of appeal, agreement or other lawful process), or any action shall be legally taken by a judgment creditor to attach or levy upon any asset of a Loan Party or any of its Material Subsidiaries to enforce any such judgment;

(l)             an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m)           a Change in Control occurs;

(n)            any provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on or enforceable against a Loan Party, or a Loan Party shall so state in writing; or

(o)            there shall occur or be issued an action or order of any Applicable Insurance Regulatory Authority (i) citing or otherwise referencing the failure by ~~JRG Reinsurance or any other~~any Material Insurance Subsidiary to meet or maintain minimum levels of capital or surplus required by its Applicable Insurance Code, (ii) prohibiting or materially restricting ~~JRG Reinsurance or any other~~any Material Insurance Subsidiary from writing, underwriting, assuming, or reinsuring further business, or (iii) otherwise prohibiting or materially restricting any of the core business activities of ~~JRG Reinsurance or any other~~any Material Insurance Subsidiary.

(p)           a Bermuda Law Event shall occur,

then, and in every such event (except an event with respect to a Loan Party described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Lender may by notice to the Borrower ~~Agent~~, take any one or more or all of the following actions, at the same or different times: (A) terminate the ability of the ~~Borrowers~~Borrower to request Loans and request issuances or extensions of Letters of Credit, (B) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the ~~Borrowers~~Borrower and the Guarantors accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are waived by ~~each~~the Borrower and each Guarantor; and in the case of any event with respect to a Loan Party described in clause (h) or (i) above, the ability of the ~~Borrowers~~Borrower to request Loans and request issuances or extensions of Letters of Credit shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the ~~Borrowers~~Borrower and the Guarantors accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by ~~each~~the Borrower and each Guarantor and (C) exercise such rights and remedies under the Loan Documents (including the Security Documents), at Law or in equity as the Lender may deem appropriate. In addition, immediately upon the termination of the ability of the ~~Borrowers~~Borrower to request Loans and request issuances or extensions of Letters of Credit or the acceleration of maturity of the Loans (or both) pursuant to the immediately preceding sentence, the ~~Borrowers~~Borrower shall pay to the Lender an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Lender) equal to the aggregate LC Exposure at such time.

Section 7.02       Application of Proceeds. All monies received by the Lender from the exercise of remedies hereunder or under the other Loan Documents or under any other documents relating to this Agreement upon and during the continuance of an Event of Default shall, unless otherwise required by the terms of the other Loan Documents or by applicable Law, be applied as follows:

first, to the payment of all reasonable expenses (to the extent not paid by the ~~Borrowers~~Borrower) incurred by the Lender in connection with the exercise of such remedies, including, without limitation, all reasonable costs and expenses of collection, attorneys’ fees, court costs and any foreclosure expenses;

second, to the payment pro rata of interest then accrued on the outstanding Loans;

third, to the payment pro rata of any fees then accrued and payable to the Lender under this Agreement;

fourth, to the payment pro rata of the principal balance then owing on the outstanding Loans and the LC Reimbursement Obligations;

fifth, to the payment pro rata of all other amounts owed by the ~~Borrowers~~Borrower to the Lender under this Agreement or any other Loan Document (including, without limitation, a deposit with the Lender in the aggregate amount of 105% of the aggregate undrawn amount of all the Letters of Credit outstanding at such time); and

finally, any remaining surplus after all of the remaining Debt and other obligations hereunder and under the other Loan Documents have been paid in full, to the ~~Borrowers~~Borrower or to whosoever shall be lawfully entitled thereto;.

provided that, notwithstanding anything to the contrary contained in the foregoing, collateral, including Eligible Collateral, pledged as security for Debt and other obligations under the Secured Facility shall be applied first to the payment of such Debt and obligations under the Secured Facility and shall be applied to the remaining Debt and other obligations hereunder and under the other Loan Documents only after and subject to the satisfaction in full of all such Debt and obligations under the Secured Facility.

ARTICLE 8

[RESERVED]

ARTICLE 9

MISCELLANEOUS

Section 9.01       Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)            if to a Loan Party, to it at Wellesley House, 2nd Floor, 90 Pitts Bay Road, Pembroke, Bermuda, HM 08, Attention of Sarah Doran, Chief Financial Officer (Facsimile No. (441) 278-4588);

(b)           if to the Lender, to BMO ~~Harris~~ Bank N.A., ~~115~~320 S. ~~LaSalle~~Canal St., 4th Floor, Chicago, IL ~~60603~~60606, Attention ~~Debra Basler~~Ben Mlot, (Facsimile No. 312-293-4948).

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Lender and the Borrower ~~Agent~~. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of receipt.

Section 9.02       Waivers; Amendments. (a) No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by a Loan Party therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, neither the making of a Loan nor the issuance, amendment, renewal or extension of a Letter of Credit shall be construed as a waiver of any Default, regardless of whether the Lender had notice or knowledge of such Default at the time.

(b)       No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing entered into by the ~~Borrowers~~Borrower and the Lender or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the consent of the Lender.

Section 9.03      Expenses; Indemnity; Damage Waiver. (a) The Loan Parties, jointly and severally, shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lender and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel for the Lender, in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of any counsel for the Lender, upon the occurrence and during the continuance of an Event of Default, the enforcement or protection of its rights in connection with the Loan Documents (including its rights under this Section) or the Loans and the Letters of Credit, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans and the Letters of Credit.

(b)            The Loan Parties, jointly and severally, shall indemnify the Lender and its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Financing Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by a Loan Party or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that (i) such indemnity shall not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnitee’s gross negligence or willful misconduct; (ii) such indemnity shall not be available to any Indemnitee for losses, claims, damages, liabilities or related expenses arising out of a proceeding in which such Indemnitee and a Loan Party are adverse parties with respect to a claim brought by a Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, to the extent that a Loan Party prevails on the merits, as determined by a court of competent jurisdiction (it being understood that nothing in this Agreement shall preclude a claim or suit by a Loan Party against any Indemnitee for such Indemnitee’s failure to perform any of its obligations to the ~~Borrowers~~Borrower under the Loan Documents); (iii) a Loan Party shall not, in connection with any such proceeding or related proceedings in the same jurisdiction and in the absence of conflicts of interest, be liable for the fees and expenses of more than one law firm at any one time for the Indemnitees (which law firm shall be selected (A) by mutual agreement of the Lender and a Loan Party or (B) if no such agreement has been reached following the Lender’s good faith consultation with a Loan Party with respect thereto, by the Lender in its sole discretion); (iv) each Indemnitee shall give the Borrower ~~Agent~~ (A) prompt notice of any such action brought against such Indemnitee in connection with a claim for which it is entitled to indemnity under this Section and (B) an opportunity to consult from time to time with such Indemnitee regarding defensive measures and potential settlement; and (v) the Loan Parties shall not be obligated to pay the amount of any settlement entered into without its written consent (which consent shall not be unreasonably withheld).

(c)            [Reserved];

(d)            To the extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Financing Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)            All amounts due under this Section shall be payable within five Business Days after written demand therefor.

Section 9.04      Successors and Assigns. (a) The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by a Loan Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (except the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly provided herein, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

Section 9.05     USA PATRIOT Act. The Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 9.06     Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any principal of or accrued interest on any Loan or any fee or other amount payable hereunder is outstanding and unpaid or any Letter of Credit is outstanding or the ~~Borrowers continue~~Borrower continues to have the ability to request Loans and Letters of Credit hereunder. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 shall survive and remain in full force and effect regardless of the consummation of the Financing Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit, or the termination of this Agreement or any provision hereof.

Section 9.07      Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement (i) will become effective when the Lender shall have signed this Agreement and received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and (ii) thereafter will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by email as a PDF will be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08      Severability. If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lender in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Section 9.09       Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of a Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or Affiliates may have. The Lender shall notify the Borrower ~~Agent~~ and the Lender promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.10       Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)            Each Loan Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in any such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to any Loan Document against such Loan Party or its properties in the courts of any jurisdiction.

(c)            Each Loan Party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in subsection (b) of this Section. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(d)            Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

(e)            ~~Each of the~~The Parent ~~and JRG Reinsurance~~ hereby irrevocably designates, appoints and empowers CT Corporation System, with offices on the First Amendment Effective Date at 111 Eighth Avenue, New York, New York 10011, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summon, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, each Loan Party agrees to designate a new designee, appoint and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to the Lender.

Section 9.11       WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12       Headings. Article and Section headings and the Table of Contents herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13       Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable Laws of any Governmental Authority or any stock exchange or similar self-regulated entity or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of any right thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower ~~Agent~~ or (h) to the extent such Information either (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Lender Party on a nonconfidential basis from a source other than the Loan Parties. For the purposes of this Section, “Information” means all information received from a Loan Party relating to such Loan Party or its business, other than any such information that is available to the Lender on a nonconfidential basis before disclosure by such Loan Party; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential.

Notwithstanding the foregoing, effective from the date of commencement of discussions concerning the transactions contemplated hereby, the parties hereto and each of their employees, representatives or other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that have been provided to them relating to such tax treatment and tax structure.

Section 9.14     Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged or otherwise received by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such Lender shall have received such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of payment.

Section 9.15     [Reserved].

Section 9.16 Bermuda Law Event. To the extent that the making by any Loan Party of any covenant set forth in either of Articles 5 and 6 or in any of the Loan Documents is for such Loan Party not permitted by, or is unlawful under or is in violation of, any Bermuda Law pertaining to fetters on statutory powers, then such covenant shall be deemed not made by nor applicable to such Loan Party; but if such Loan Party shall take or fail to take any action which would have breached such covenant had the same been applicable to such Loan Party, such action or failure to take action shall (after giving effect to such notice and cure period, if any, that would have applied to a breach of such covenant under Section 7.01 hereof or other equivalent provision of another applicable Loan Document) constitute a “Bermuda Law Event.”

~~Section 9.17 Borrower Agent. (a) Each Borrower hereby irrevocably designates the Borrower Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder on behalf of such Borrower, and hereby authorizes the Lender to pay over or credit proceeds of all Loans hereunder in accordance with the request of the Borrower Agent. The Borrower Agent hereby acknowledges such designation and authorization, and accepts such appointment. Each Borrower hereby irrevocably authorizes and directs the Borrower Agent to take such action on its behalf under the respective provisions of this Agreement and the other Loan Documents, and any other instruments, documents and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Borrower Agent by the respective terms and provisions hereof and thereof, and such other powers as are reasonably incidental thereto, including, without limitation, to submit on behalf of each Borrower Loan Requests, and notices of conversion or continuation of Loans to the Lender in accordance with the provisions of this Agreement. The Borrower Agent is further authorized and directed by each of the Borrowers to take all such actions on behalf of such Borrower necessary to exercise the specific powers granted in the preceding sentences of this paragraph and to perform such other duties hereunder and under the other Loan Documents, and deliver such documents as delegated to or required of the Borrower Agent by the terms hereof or thereof. The Lender may regard any notice or other communication pursuant to any Loan Documents from the Borrower Agent as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower hereunder to the Borrower Agent on behalf of such Borrower. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Agent shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.~~

~~(b) The administration of this Agreement as a co-borrowing facility with the Borrower Agent in the manner set forth in this Agreement is solely as an accommodation to the Borrowers and at their request. The Lender shall not incur liability to the Borrowers as a result thereof. To induce the Lender to do so and in consideration thereof, each Borrower hereby indemnifies the Lender and holds the Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Lender by any Person arising from or incurred by reason of the administration of this Agreement as provided herein, reliance by the Lender on any request or instruction from the Borrower Agent or any other action taken by the Lender with respect to this Section except due to willful misconduct or gross negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).~~

~~ARTICLE 10~~

~~JOINT AND SEVERAL OBLIGATIONS OF BORROWERS~~

~~Section 10.01 Joint and Several Obligations. By signing this Agreement, each Borrower agrees that it is liable, jointly and severally with the other Borrowers, for the payment of the notes and all Debt and other obligations of the Borrowers under this Agreement and the other Loan Documents, and that the Lender can enforce such Debt and obligations against any Borrower, in the Lender’s sole and unlimited discretion.~~

~~Section 10.02 Lender Parties’ Rights to Administer Credit. The Lender and each Borrower may at any time and from time to time, without the consent of, or notice to, the other Borrowers, without incurring responsibility to the other Borrowers, and without affecting, impairing or releasing any of the Debt and other obligations of the other Borrowers hereunder:~~

~~(a) alter, change, modify, extend, release, renew, cancel, supplement or amend in any manner the Loan Documents, and the Borrowers’ joint and several liability shall continue to apply after giving effect to any such alteration, change, modification, extension, release, renewal, cancellation, supplement or amendment;~~

~~(b) sell, exchange, surrender, realize upon, release (with or without consideration) or otherwise deal with in any manner and in any order any property of any Person mortgaged to the Lender or otherwise securing the Borrowers’ joint and several liability, or otherwise providing recourse to the Lender with respect thereto;~~

~~(c) exercise or refrain from exercising any rights against a Borrower or others with respect to the Borrowers’ joint and several liability, or otherwise act or refrain from acting;~~

~~(d) settle or compromise any Borrower’s joint and several liability, any security therefor or other recourse with respect thereto, or subordinate the payment or performance of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to any creditor of any Borrower, including without limitation, the Lender and any Borrower;~~

~~(e) apply any sums received by the Lender from any source in respect of any liabilities of any Borrower to the Lender to any of such liabilities, regardless of whether the promissory notes remain unpaid;~~

~~(f) fail to set off or release, in whole or in part, any balance of any account or any credit on its books in favor of any Borrower, or of any other Person, and extend credit in any manner whatsoever to any Borrower, and generally deal with any Borrower and any security for the Borrowers’ joint and several liability or any recourse with respect thereto as the Lender may see fit; and~~

~~(g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any other Loan Document, including, without limitation, any agreement providing Collateral for the payment of the Borrowers’ joint and several liability or any other indebtedness of the Borrowers to the Lender.~~

~~Section 10.03 Primary Obligation. No invalidity, irregularity or unenforceability of all or any part of the Borrowers’ joint and several liability or of any security therefor or other recourse with respect thereto shall affect, impair or be a defense to the other Borrowers’ joint and several liability, and all Debt and other obligations under this Agreement and the Loan Documents are primary Debt and obligations of each Borrower.~~

~~Section 10.04 Payments Recovered From Lender. If any payment received by the Lender and applied to the Debt and other obligations hereunder and under the other Loan Documents is subsequently set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of a Borrower or any other obligor), the Debt and other obligations hereunder and under the other Loan Documents to which such payment was applied shall be deemed to have continued in existence, notwithstanding such application, and each Borrower shall be jointly and severally liable for such Debt and other obligations as fully as if such application had never been made.~~

~~Section 10.05 No Release. Until the promissory notes and all other Debt and other obligations under the Loan Documents have been paid in full and each and every one of the covenants and agreements of this Agreement are fully performed, the Debt and other obligations of each Borrower hereunder shall not be released, in whole or in part, by any action or thing (other than irrevocable payment in full) which might, but for this provision of this Agreement, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver, extension, modification, forbearance or delay or other act or omission of the Lender or its failure to proceed promptly or otherwise, or by reason of any action taken or omitted by the Lender whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of, any Borrower, nor shall any modification of any of the promissory notes or other Loan Documents or release of any security therefor by operation of Law or by the action of any third party affect in any way the Debt and other obligations of any Borrower hereunder, and each Borrower hereby expressly waives and surrenders any defense to its liability hereunder based upon any of the foregoing acts, omissions, things, agreements or waivers of any of them. No Borrower shall be exonerated with respect to its liabilities under this Agreement by any act or thing except irrevocable payment and performance of the Debt and other obligations hereunder, it being the purpose and intent of this Agreement that such Debt and other obligations constitute the direct and primary Debt and obligations of each Borrower and that the covenants, agreements and all Debt and other obligations of each Borrower hereunder be absolute, unconditional and irrevocable.~~

~~Section 10.06 Actions Not Required. Each Borrower hereby waives any and all right to cause a marshalling of the other Borrowers’ assets or any other action by any court or other governmental body with respect thereto insofar as the rights of the Lender hereunder are concerned or to cause the Lender to proceed against any security for the Borrowers’ joint and several liability or any other recourse which the Lender may have with respect thereto, and further waives any and all requirements that the Lender institute any action or proceeding at Law or in equity against the other Borrowers or any other Person, or with respect to this Agreement, the Loan Documents, or any Collateral for the Borrowers’ joint and several liability, as a condition precedent to making demand on, or bringing an action or obtaining and/or enforcing a judgment against, each Borrower. Each Borrower further waives any requirement that the Lender seek performance by the other Borrowers or any other Person, of any Debt or other obligation under this Agreement, the Loan Documents or any Collateral for the Borrowers’ joint and several liability as a condition precedent to making a demand on, or bringing any action or obtaining and/or enforcing a judgment against, any Borrower. No Borrower shall have any right of setoff against the Lender with respect to any of its Debt and other obligations hereunder. Any remedy or right hereby granted which shall be found to be unenforceable as to any Person or under any circumstance, for any reason, shall in no way limit or prevent the enforcement of such remedy or right as to any other Person or circumstance, nor shall such unenforceability limit or prevent enforcement of any other remedy or right hereby granted.~~

~~Section 10.07 Deficiencies. Each Borrower specifically agrees that in the event of a foreclosure or other exercise of remedies under a Security Document held by the Lender that secures any part or all of the Borrowers’ joint and several liability, and in the event of a deficiency resulting therefrom, each Borrower shall be, and hereby is expressly made, liable to the Lender for the full amount of such deficiency notwithstanding any other provision of this Agreement or provision of such agreement, any document or documents evidencing the indebtedness secured by such agreement or any other document or any provision of applicable Law which might otherwise prevent the Lender from enforcing and/or collecting such deficiency. Each Borrower hereby waives any right to notice of a foreclosure under any Security Document, for the benefit of the Secured Creditors, by the other Borrowers which secures any part or all of the Borrowers’ joint and several liability.~~

~~Section 10.08 Borrower Bankruptcy. Each Borrower expressly agrees that its liability and Debt under the promissory notes, this Agreement and the other Loan Documents shall not in any way be affected by the institution by or against the other Borrowers or any other Person or entity of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other similar proceedings for relief under any Debtor Relief Law, or any action taken or not taken by the Lender in connection therewith, and that any discharge of any Borrower’s joint and several liability pursuant to any such Debtor Relief Law shall not discharge or otherwise affect in any way the Debt and other obligations of the other Borrowers under the promissory notes, this Agreement and any other Loan Document, and that upon or at any time after the institution of any of the above actions, at the Lender’s sole discretion, the Borrowers’ joint and several Debt and obligations hereunder and under the other Loan Documents shall be enforceable against any Borrower that is not itself the subject of such proceedings. Each Borrower expressly waives any right to argue that the Lender’s enforcement of any remedies against that Borrower is stayed by reason of the pendency of any such proceedings against the other Borrowers.~~

~~Section 10.09 Limited Subrogation. Notwithstanding any payment or payments made by any Borrower hereunder or any setoff or application of funds of any Borrower by the Lender, until 731 days after the Debt and other obligations hereunder and under the other Loan Documents have been irrevocably paid in full, such Borrower shall not be entitled to be subrogated to any of the rights of the Lender against the other Borrowers or any Guarantor or any Collateral or Guarantee or right of offset held by the Lender for the payment of the Debt and other obligations hereunder and under the other Loan Documents, nor shall such Borrower seek or be entitled to seek any contribution or reimbursement from the other Borrowers or any Guarantor in respect of payments made by such Borrower hereunder. If any amount shall be paid to a Borrower on account of such subrogation rights at any time when all of the Debt and other obligations hereunder and under the other Loan Documents shall not have been irrevocably paid in full, such amount shall be held by such Borrower in trust for the Lender, segregated from other funds of such Borrower and shall, forthwith upon receipt by such Borrower, be turned over to the Lender in the exact form received by such Borrower (duly indorsed by such Borrower to the Lender, if required), to be applied against the Debt and other obligations hereunder and under the other Loan Documents, whether matured or unmatured, in such order as the Lender may determine.~~

~~Section 10.10 Borrowers’ Financial Condition. Each Borrower is familiar with the financial condition of the other Borrowers, and each Borrower has executed and delivered this Agreement and the other Loan Documents based on that Borrower’s own judgment and not in reliance upon any statement or representation of the Lender. The Lender shall not have any obligation to provide any Borrower with any advice whatsoever or to inform any Borrower at any time of the Lender’s actions, evaluations or conclusions on the financial condition or any other matter concerning any Borrower.~~

~~Section 10.11 Relationship of Borrowers. Each Borrower represents that such Borrower and its business operations receive mutual support and other benefits from the other Borrowers, and it expects to derive benefits from the extension of credit accommodations to each other Borrower by the Lender and finds it advantageous, desirable and in its best interests to execute and deliver this Agreement and the promissory notes to the Lender.~~

~~Section 10.12 Limitation. (a) If the Debt and other obligations of a Borrower hereunder would be held or determined by a court or tribunal having competent jurisdiction to be void, invalid or unenforceable on account of the amount of its aggregate liability under this Agreement, the promissory notes or the other Loan Documents, then, notwithstanding any other provision of this Agreement, the promissory notes or the other Loan Documents to the contrary, the aggregate amount of the liability of such Loan Party under this Agreement, the promissory notes and the other Loan Documents shall, without any further action by such Borrower, the Lender or any other Person, be automatically limited and reduced to an amount which is valid and enforceable.~~

~~(b) Without limiting the generality of paragraph (a), above, each Borrower and the Lender, hereby confirms that it is the intention of all such parties that none of this Agreement, the promissory notes or any other Loan Document constitute a fraudulent transfer or conveyance under the federal Bankruptcy Code, the Uniform Fraudulent Conveyances Act, the Uniform Fraudulent Transfer Act or similar state statute applicable to this Agreement and the other Loan Documents. Therefore, such parties agree that the Debt and other obligations of a Borrower hereunder and under the other Loan Documents shall be limited to such maximum amount as will, after giving effect to such maximum amount and other contingent and fixed liabilities of such Borrower that are relevant under such Laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of the other Borrowers and any other obligor, result in such Debt and obligations not constituting a fraudulent transfer or conveyance.~~

[No additional provisions are on this page; the page next following is a signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JAMES RIVER GROUP HOLDINGS, LTD.,
as a Borrower

By:
Name:	~~Kevin B. Copeland~~
Title:	~~Senior Vice President and Chief Investment Officer~~

~~JRG REINSURANCE COMPANY LTD.,~~
~~as a Borrower~~

~~By:~~
~~Name: Helen Gillis~~
~~Title: Chief Financial Officer~~

BMO ~~HARRIS~~ BANK N.A. (formerly known as BMO Harris Bank N.A.), as Lender

By:
Name:	~~Debra Basler~~
Title:	~~Managing Director~~

EXHIBIT A

PRICING SCHEDULE

		Unsecured Facility		Secured Facility
Leverage Ratio	Pricing Level	Applicable Margin for SOFR Loans	Applicable Margin for Rase Rate Loans	Applicable Margin for SOFR Loans	Applicable Margin for Base Rate Loans
< 0.10 to 1	Level I	~~1.250~~1.500%	~~0.250~~0.500%	~~0.375~~0.500%	0%
> 0.10 to 1 and < 0.175 to 1	Level II	~~1.375~~1.625%	~~0.375~~0.625%	~~0.375~~0.500%	0%
> 0.175 to 1 and < 0.275 to 1	Level III	~~1.500~~1.750%	~~0.500~~0.750%	~~0.375~~0.500%	0%
> 0.275 to 1	Level IV	~~1.625~~1.875%	~~0.625~~0.875%	~~0.375~~0.500%	0%

The SOFR Margin and the Base Rate Margin will be determined by reference to the Leverage Ratio.

For purposes of this Schedule, “Pricing Level” means for any day, the Pricing Level (I, II, III or IV) indicated on the table above that corresponds to the Leverage Ratio as of the end of the most recent Fiscal Quarter or Fiscal Year, as the case may be, for which the Parent delivered financial statements pursuant to the Loan Documents, effective on the business day immediately following the date on which such financial statements are delivered to the Lender; provided, however, that, at any and all times during which (a) the Parent is in default of the timely delivery of (1) the financial statements required by the Loan Documents for any period or (2) the accompanying compliance certificate required by the Loan Documents, the SOFR Margin and Base Rate Margin shall be determined under Pricing Level IV or (b) an Event of Default has occurred and is continuing, the SOFR Margin and the Base Rate Margin shall be determined under Pricing Level IV.

Pricing Level II shall apply commencing on the First Amendment Effective Date until adjusted pursuant to the immediately preceding paragraph.

EXHIBIT B

COLLATERAL CATEGORIES AND AVAILABILITY RATES

“Eligible Collateral” shall mean investment property owned by a Borrower (a) in which the Lender holds a duly perfected, first priority security interest and over which the Lender shall have sole dominion (other than interest earned prior to default), (b) that is subject to no other Lien or adverse claim, and (c) that consists of investment property of a type that is in one of the “Categories of Eligible Investments” set forth below.

Categories of Eligible Investments:	Availability Rate
Non-convertible corporate bonds rated BBB and Baa2 or better	80% (1) (2) (3)*
U.S. Treasury securities and U.S. agency or instrumentality securities that are guaranteed or insured by the full faith and credit of the United States:
Maturing not more than 10 years after acquisition	95% (1)
Maturing more than 10 years after acquisition	85% (1)

(i)   Single-class mortgage participation certificates backed by single-family residential mortgage loans guaranteed by Federal Home Loan Mortgage Corporation, (ii) single-class mortgage pass-through certificates guaranteed by Federal National Mortgage Association, and (iii) single-class fully modified pass-through certificates guaranteed by Government National Mortgage Association:

Maturing not more than 10 years after acquisition	95% (1) (5)
Maturing more than 10 years after acquisition	85% (1) (5)
State and municipal bonds maturing within 5 years after acquisition and rated AA- and Aa3 or better	75% (1) (3) (4)
Money market accounts of a depository having a rating of A- and A3 or better and Money Market Mutual Funds	90% (4)
Cash in dollars	100%

*	Numbers in parentheses mean that investments in that category are subject to the numerically corresponding additional qualifications and limitations set forth below. Credit ratings set forth herein are of Standard & Poor’s Financial Services LLC and Moody’s Investors Service, Inc. in that order.

Additional Qualifications and Limitations:

(1)	Specified Value is the lower of market or par.

(2)	Corporate, state and municipal securities and will be subject to a 10% concentration limitation with respect to each issuer (and its affiliates) thereof.

(3)	Only issuers or depositories organized under the Laws of the United States or a state thereof and domiciled in the United States.

(4)	In book-entry form and excluding REMIC and other multi-class pass-through certificates, pass-through certificates backed by adjustable rate mortgages, collateralized mortgage obligations, securities paying interest or principal only, and similar derivative securities.

Schedules omitted pursuant to Item 601(a)(5) of Regulation S-K

Schedule 3.05 – Insurance Licenses

Schedule 3.06A - Subsidiaries

Schedule 3.06B - Investments

Schedule 3.11A – Material Debt Agreements

Schedule 3.11B – Liens

Schedule 3.13 – Outstanding Obligations to Repurchase, Redeem or Otherwise Acquire Any Equity Interests of the Parent

Schedule 3.15 - ERISA

Schedule 6.02 – Liens

Schedule 6.06 – Surplus Relief Reinsurance